United States
Securities and Exchange Commission
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

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☐ Preliminary Proxy Statement	☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
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ATHEROGENICS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 29, 2004

Dear Shareholder:

      You are cordially invited to attend the 2004 Annual Meeting of Shareholders of AtheroGenics, Inc. to be held at the Grand Hyatt Atlanta, 3300 Peachtree Road, Atlanta, Georgia 30305, on Wednesday, April 28, 2004, at 9:00 a.m., Eastern Time.

      The attached Notice of Annual Meeting and proxy statement describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of AtheroGenics during the past year and our plans for the future. Directors and officers of AtheroGenics, as well as representatives from AtheroGenics’ independent auditors, Ernst & Young LLP, will be present to respond to appropriate questions from shareholders.

      Please mark, date, sign and return your proxy card in the enclosed envelope or submit a proxy through the internet by following the instructions on the proxy card at your earliest convenience. This will assure that your shares will be represented and voted at the meeting, even if you do not attend.

Sincerely,

MICHAEL A. HENOS
Chairman of the Board

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
PROXY STATEMENT
PROPOSAL 1 -- ELECTION OF DIRECTORS
Report of the Audit Committee
PROPOSAL 2 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
PROPOSAL 3 -- APPROVAL OF THE ATHEROGENICS, INC. 2004 EQUITY OWNERSHIP PLAN
SHAREHOLDER PROPOSALS
OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING
APPENDIX A
APPENDIX B

AtheroGenics, Inc.

8995 Westside Parkway
Alpharetta, Georgia 30004

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 28, 2004

       NOTICE HEREBY IS GIVEN that the 2004 Annual Meeting of Shareholders of AtheroGenics, Inc. will be held at the Grand Hyatt Atlanta, 3300 Peachtree Road, Atlanta, Georgia 30305, on Wednesday, April 28, 2004 at 9:00 a.m., Eastern Time, for the purposes of considering and voting upon:

1. A proposal to elect three Class I directors to serve until the 2007 Annual Meeting of Shareholders;

2. A proposal to ratify the appointment of Ernst & Young LLP as independent auditors of AtheroGenics for the fiscal year ending December 31, 2004;

3. A proposal to consider and approve the AtheroGenics, Inc. 2004 Equity Ownership Plan; and

4. Such other business as properly may come before the annual meeting or any adjournments thereof. The board of directors is not aware of any other business to be presented to a vote of the shareholders at the annual meeting.

      Information relating to the above matters is set forth in the attached proxy statement. Shareholders of record at the close of business on March 1, 2004 are entitled to receive notice of and to vote at the annual meeting and any adjournments thereof.

By Order of the Board of Directors.

MICHAEL A. HENOS
Chairman of the Board

Alpharetta, Georgia

March 29, 2004

      PLEASE READ THE ATTACHED PROXY STATEMENT AND PROMPTLY COMPLETE, EXECUTE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE OR SUBMIT A PROXY THROUGH THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY CARD AND VOTE IN PERSON IF YOU SO DESIRE.

AtheroGenics, Inc.

8995 Westside Parkway
Alpharetta, Georgia 30004

PROXY STATEMENT

FOR THE ANNUAL MEETING OF SHAREHOLDERS

To Be Held April 28, 2004

       This proxy statement is furnished to the shareholders of AtheroGenics, Inc. in connection with the solicitation of proxies by the board of directors of AtheroGenics to be voted at the 2004 Annual Meeting of Shareholders and at any adjournments thereof. The annual meeting will be held at the Grand Hyatt Atlanta, 3300 Peachtree Road, Atlanta, Georgia 30305, on Wednesday, April 28, 2004, at 9:00 a.m., Eastern Time.

      When used in this proxy statement, the terms “we,” “us,” “our” and “AtheroGenics” refer to AtheroGenics, Inc.

      The approximate date on which we are first sending this proxy statement and form of proxy card to shareholders is March 29, 2004.

VOTING

General

      The securities that can be voted at the annual meeting consist of common stock of AtheroGenics, no par value per share, with each share entitling its owner to one vote on each matter submitted to the shareholders. The record date for determining the holders of common stock who are entitled to receive notice of and to vote at the annual meeting is March 1, 2004. On the record date, 36,972,248 shares of common stock were outstanding and eligible to be voted at the annual meeting.

Quorum and Vote Required

      The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock of AtheroGenics is necessary to constitute a quorum at the annual meeting. We will determine whether a quorum exists at the annual meeting by counting the votes cast for the proposal receiving the greatest number of all votes “for” or “against” and abstentions (including instructions to withhold authority to vote).

      In voting on the proposal to elect three directors (Proposal 1), shareholders may vote in favor of the nominees, withhold their votes as to the nominees or withhold their votes as to specific nominees. The vote required to approve Proposal 1 is governed by Georgia law and is a plurality of the votes cast by the holders of shares entitled to vote, provided a quorum is present. As a result, in accordance with Georgia law, votes that are withheld will be counted in determining whether a quorum is present but will have no other effect on the election of the directors.

      In voting on the proposal to ratify the audit committee’s appointment of independent auditors (Proposal 2), shareholders may vote in favor of the proposal, vote against the proposal or abstain from voting. The vote required to approve Proposal 2 is governed by Georgia law, which provides that the proposal is approved if the number of votes cast for the proposal exceeds the number of votes cast against the proposal, provided a quorum is present. As a result, abstentions will be considered in determining whether a quorum is present but will not be considered in determining the number of votes required to obtain the necessary vote to approve the proposal.

      In voting on the proposal to consider and approve the AtheroGenics, Inc. 2004 Equity Ownership Plan (Proposal 3), shareholders may vote in favor of the proposal, vote against the proposal or abstain from voting. The vote required to approve Proposal 3 is governed by Georgia law, which provides that the proposal is approved if the number of votes cast for the proposal exceeds the number of votes cast against the proposal, provided a quorum is present. As a result, abstentions will be considered in determining whether a quorum is present but will not be considered in determining the number of votes required to obtain the necessary vote to approve the proposal.

      Under the rules that govern most domestic stock brokerage firms, firms that hold shares in street name for beneficial owners may, to the extent that such beneficial owners do not furnish voting instructions with respect to any or all proposals submitted for shareholder action, vote in their discretion upon proposals which are considered “discretionary” proposals under those rules. These votes are considered as votes cast in determining the outcome of any discretionary proposal. Brokerage firms that have received no instructions from their clients as to “non-discretionary” proposals do not have discretion to vote on these proposals. If the brokerage firm returns a proxy card without voting on a non-discretionary proposal because it received no instructions, this is referred to as a “broker non-vote” on the proposal. Although these “broker non-votes” will be considered in determining whether a quorum exists at the annual meeting, they will not be considered as votes cast in determining the outcome of any proposal. AtheroGenics believes that Proposals 1 and 2 are discretionary.

      As of March 1, 2004 (the record date for the annual meeting), the directors and executive officers of AtheroGenics beneficially owned or controlled approximately 3,143,981 shares of common stock of AtheroGenics, constituting approximately 8.5% of the outstanding common stock. AtheroGenics believes that these holders will vote all of their shares of common stock in favor of each of the three proposals.

Proxies

      Shareholders should specify their choices with regard to each of the three proposals on the enclosed proxy card. All properly executed proxy cards delivered by shareholders to AtheroGenics in time to be voted at the annual meeting and not revoked will be voted at the annual meeting in accordance with the specifications noted on the proxy cards. In the absence of such specifications, the shares represented by a signed and dated proxy card will be voted “FOR” the election of the director nominees, “FOR” the ratification of the appointment of the independent auditors and “FOR” the approval of the AtheroGenics, Inc. 2004 Equity Ownership Plan. If any other matters properly come before the annual meeting, the persons named as proxies will vote upon these matters according to their judgment.

      Any shareholder delivering a proxy has the power to revoke it at any time before it is voted: (i) by giving written notice to Mark P. Colonnese, the Secretary of AtheroGenics, at 8995 Westside Parkway, Alpharetta, GA 30004; (ii) by executing and delivering to Mr. Colonnese a proxy card bearing a later date; or (iii) by voting in person at the annual meeting. However, under the rules of the national securities exchanges and the Nasdaq National Market, any beneficial owner of AtheroGenics’ common stock whose shares are held in street name by a brokerage firm that is a member of those organizations may revoke his or her proxy and vote his or her shares in person at the annual meeting only in accordance with applicable rules and procedures of those organizations, as employed by the beneficial owner’s brokerage firm.

      In addition to soliciting proxies through the mail, we may solicit proxies through our directors, officers and employees in person and by telephone or facsimile. We may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. AtheroGenics will bear all expenses incurred in connection with the solicitation of proxies.

Security Ownership of Certain Beneficial Owners and Management

      The following table sets forth certain information provided to us by each of the following as of March 1, 2004 (unless otherwise indicated) regarding their beneficial ownership of our common stock:

•	each person who is known by us to beneficially own more than 5% of our common stock;

•	our Chief Executive Officer and each of the executive officers named in the Summary Compensation Table in this proxy statement;

•	each of our directors; and

•	all of our directors and executive officers as a group.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons and entities named in the table below have sole voting and sole investment power with respect to the shares set forth opposite each person’s or entity’s name.

      Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days after March 1, 2004 are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the address for each of the individuals listed in the table is c/o AtheroGenics, Inc., 8995 Westside Parkway, Alpharetta, Georgia 30004.

	Common Stock
	Beneficially Owned

	Number		Percent
	of		of
Beneficial Owner	Shares		Class

Wellington Management Company, LLP	4,659,817	(1)	12.6%
75 State Street
Boston, Massachusetts 02109
Capital Group International, Inc.	3,024,900	(2)	8.2%
11100 Santa Monica Boulevard
Los Angeles, California 90025
J.P. Morgan Chase & Co.	2,574,747	(3)	7.0%
270 Park Avenue
New York, New York 10017
Russell M. Medford, M.D., Ph.D.	1,676,461	(4)	4.5%
R. Wayne Alexander, M.D., Ph.D.	596,800	(5)	1.6%
Mark P. Colonnese	322,610	(6)	*
Michael A. Henos	135,100	(7)	*
Vaughn D. Bryson	109,832		*
T. Forcht Dagi, M.D.	55,145	(8)	*
William A. Scott, Ph.D.	53,900	(9)	*
Martin A. Wasserman, Ph.D.	46,200	(10)	*
Robert A. Scott, M.D.	42,700	(11)	*
Stephen G. Sudovar	41,900	(12)	*
David Bearman	22,933	(13)	*
G. John Mohr	33,400	(14)	*
Arthur M. Pappas	7,000		*
W. Charles Montgomery, Ph.D.	—		*
All directors and executive officers as a group (14 persons)	3,143,981	(15)	8.5%

*	Less than one percent (1%) of outstanding shares.

(1)	Based upon an amended Schedule 13G filed by Wellington Management Company, LLP on February 12, 2004. As of December 31, 2003, Wellington Management Company, LLP, in its capacity as an investment advisor, has shared voting power with regard to 4,017,877 shares and shared dispositive power with regard to 4,659,817 shares, all of which are held of record by clients of Wellington Management Company.

(2)	Based upon a Schedule 13G filed by Capital Group International, Inc. and Capital Guardian Trust Company on February 13, 2004. As of December 31, 2003, Capital Group International, Inc., in its capacity as the parent company of a group of investment management companies, reported sole voting power with regard to 1,971,400 shares and sole dispositive power with regard to 3,024,900 shares, all of which are held by clients of these investment management companies. Capital Group International, Inc. is the parent holding company of Capital Guardian Trust Company, which reported sole voting power with regard to 1,926,400 of the shares and sole dispositive power with regard to 2,979,900 of the shares.

(3)	Based upon an amended Schedule 13G filed by J.P. Morgan Chase & Co. on February 12, 2004. As of December 31, 2003, J.P. Morgan Chase & Co., in its capacity as an investment advisor, has sole voting power with regard to 2,482,969 shares, sole dispositive power with regard to 2,542,794 shares, shared voting power with regard to 17,390 shares and shared dispositive power with regard to 31,953 shares, all of which are held by clients of J.P. Morgan Chase & Co.

(4)	Includes 1,076,820 shares subject to options exercisable within 60 days and 100,000 shares owned by Medford Future Fund, LLLP, a family limited partnership of which Dr. Medford is the general partner. As the general partner, Dr. Medford exercises voting and investment power over these shares.

(5)	Includes 160,900 shares subject to options exercisable within 60 days and 100,000 shares owned by Jane Alexander, Dr. Alexander’s spouse.

(6)	Includes 283,210 shares subject to options exercisable within 60 days.

(7)	Includes 5,100 shares subject to options exercisable within 60 days.

(8)	Includes 28,800 shares subject to options exercisable within 60 days.

(9)	Includes 12,100 shares subject to options exercisable within 60 days.

(10)	Includes 46,200 shares subject to options exercisable within 60 days.

(11)	Includes 8,800 shares subject to options exercisable within 60 days.

(12)	Includes 41,900 shares subject to options exercisable within 60 days.

(13)	Includes 22,933 shares subject to options exercisable within 60 days.

(14)	Includes 32,400 shares subject to options exercisable within 60 days.

(15)	Includes 1,719,163 shares subject to options exercisable within 60 days.

Certain Relationships and Related Transactions

      In January 1995, we entered into a license agreement with Emory University. Under the terms of this agreement, Emory granted to us an exclusive right and license to make, use and sell products utilizing inventions claimed in several patents developed by employees of Emory. The Emory employees who developed the licensed patents include Russell M. Medford, M.D., Ph.D., our President, Chief Executive Officer and director and R. Wayne Alexander, M.D., Ph.D., a member of our board of directors. The license agreement requires us to make royalty payments to Emory based on certain percentages of net revenue we derive from sales of products utilizing inventions claimed in the licensed patents and from sublicensing of the licensed patents. The license agreement also provides for milestone payments to Emory upon the occurrence of certain events relating to the development of products utilizing the licensed patents. Drs. Alexander, Medford and/or Margaret K. Offermann, M.D., Ph.D., Dr. Medford’s wife, will receive a portion of our payments to Emory under the license agreement. We paid a signing fee to Emory upon the execution of this agreement and an additional amount for achievement of the first milestone under the agreement. We are required to pay Emory royalties upon sales of products utilizing the patent technology and milestone payments totaling $250,000 if all sales and milestone objectives are met. We have made a second milestone payment of $50,000 to Emory under this agreement to date.

      We have a sublease agreement for a portion of our office and laboratory space with Inhibitex, Inc. The monthly lease payments were approximately $16,000 in 2003. The lease term ends December 31, 2005. Dr. Medford, our President and Chief Executive Officer, and Mr. Henos, the Chairman of our board of directors, are both directors of Inhibitex.

      In April 2002, we made a secured loan in the amount of $123,116 to Mark P. Colonnese, an executive officer of AtheroGenics. The loan had an interest rate of 2.88% per annum, the applicable federal rate at the time of the loan, and was due on April 15, 2005. The loan was secured by 22,500 shares of AtheroGenics’ common stock owned by Mr. Colonnese. Mr. Colonnese has paid the loan in full, including accrued interest.

PROPOSAL 1 — ELECTION OF DIRECTORS

Nominees

      Pursuant to our amended and restated articles of incorporation and amended and restated bylaws, as amended, our board of directors is divided into three classes, with each director serving a three-year term. Directors are elected to serve until they resign or are removed, or are otherwise disqualified to serve, and until their successors are duly elected and qualified. The directors in Class I, Mr. Bearman, Mr. Bryson and Dr. Dagi, hold office until this annual meeting of shareholders. The directors in Class II, Dr. Alexander, Dr. Scott and Mr. Sudovar, hold office until the 2005 annual meeting of shareholders. The directors in Class III, Mr. Henos, Dr. Medford and Mr. Pappas, hold office until the 2006 annual meeting of shareholders. No family relationships exist among any of our directors or executive officers.

      The board of directors has nominated Mr. Bearman, Mr. Bryson and Dr. Dagi for re-election as Class I directors to serve until the 2007 annual meeting of shareholders. Class II currently has one vacancy while the board of directors seeks an appropriate candidate to fill the seat. Pursuant to AtheroGenics’ articles of incorporation, a vote of the majority of the board of directors may fill this vacancy. Any director chosen to fill this vacancy will hold office for the remaining term of the Class II directors. Shareholders may only vote their shares to elect three persons as directors in Class I at the 2004 annual meeting.

      The nominees have consented to serve another term as directors if re-elected. If the nominees should be unavailable to serve for any reason (which is not anticipated), the board of directors may designate substitute nominees (in which event the persons named on the enclosed proxy card will vote the shares represented by all valid proxy cards for the election of such substitute nominee), allow the vacancies to remain open until a suitable candidate is located, or by resolution provide for a lesser number of directors.

      The board of directors unanimously recommends that the shareholders vote “FOR” the proposal to re-elect David Bearman, Vaughn D. Bryson and T. Forcht Dagi, M.D. as Class I directors for a three-year term expiring at the 2007 Annual Meeting of Shareholders and until their successors have been duly elected and qualified.

Executive Officers and Directors

      The following table sets forth certain information regarding our executive officers and directors as of March 1, 2004:

Name	Age	Position

Russell M. Medford, M.D., Ph.D.	49	President, Chief Executive Officer and Director
Mark P. Colonnese	48	Senior Vice President of Finance and Administration, Chief Financial Officer and Secretary
Robert A. Scott, M.D.	50	Senior Vice President of Clinical Development and Regulatory Affairs and Chief Medical Officer
Martin A. Wasserman, Ph.D.	62	Senior Vice President of Discovery Research and Chief Scientific Officer
W. Charles Montgomery, Ph. D.(1)	57	Vice President of Business Development
G. John Mohr(2)	48	Former Vice President of Business Development
Michael A. Henos(3)	54	Chairman of the Board of Directors
R. Wayne Alexander, M.D., Ph.D.(5)	62	Director
David Bearman(4)	58	Director
Vaughn D. Bryson(3)(5)	65	Director
T. Forcht Dagi, M.D.(4)	55	Director
Arthur M. Pappas(5)	56	Director
William A. Scott, Ph.D.(3)	63	Director
Stephen G. Sudovar(4)	57	Director

(1)	Dr. Montgomery joined AtheroGenics in February 2004.

(2)	Mr. Mohr resigned as Vice President of Business Development in February 2004.

(3)	Member of the compensation committee.

(4)	Member of the audit committee.

(5)	Member of the corporate governance and nominating committee.

      Russell M. Medford, M.D., Ph.D. is our scientific co-founder, President and Chief Executive Officer and has served as a member of our board of directors since our inception in 1993. Dr. Medford has been our President and Chief Executive Officer since 1995 after serving as Executive Vice President from 1993 to 1995. He is a director of privately held Inhibitex, Inc., serves on the board of SELSA (Southeastern Life Sciences Association), and is Vice Chairman of the Georgia Biomedical Partnership Board of Directors. He is an inaugural Fellow of the Council on Basic Cardiovascular Sciences of the American Heart Association and a past advisory committee member to the National Heart, Lung and Blood Institute. Since 1989, Dr. Medford has held a number of academic appointments at the Emory University School of Medicine, including Associate Professor of Medicine and Director of Molecular Cardiology, and is currently Clinical Professor of Medicine (adjunct). Dr. Medford is a molecular cardiologist whose research has focused on the molecular basis of cardiovascular disease. He has published widely in the field of molecular biology and holds 12 U.S. patents. Dr. Medford received a B.A. from Cornell University, and an M.D. with Distinction and a Ph.D. in molecular and cell biology from the Albert Einstein College of Medicine. Dr. Medford completed his residency in internal medicine at the Beth Israel Hospital and his fellowship in cardiology at the Brigham and Women’s Hospital and Harvard Medical School, where he also served on the faculty of Medicine.

      Mark P. Colonnese has served as Senior Vice President of Finance and Administration, Chief Financial Officer since January 2002 and Secretary since April 2001. He had previously served as our Vice President of

Finance and Administration and Chief Financial Officer since 1999. Prior to joining us, Mr. Colonnese was at Medaphis Corporation from 1997 to 1998, serving most recently as Senior Vice President and Chief Financial Officer. Previously, Mr. Colonnese was Vice President of Finance and Chief Financial Officer and a member of the executive committee at aaiPharma Inc., a pharmaceutical development company, from 1993 to 1997. Mr. Colonnese served on the board of directors of Endeavor Pharmaceuticals, Inc. from 1994 to 1997. From 1983 to 1993, Mr. Colonnese held a number of executive and management positions at Schering-Plough Corporation. Mr. Colonnese holds an M.B.A. from Fairleigh Dickinson University and a B.S. magna cum laude from Ithaca College.

      Robert A. Scott, M.D. joined AtheroGenics in August 2002 as Senior Vice President of Clinical Development and Regulatory Affairs and Chief Medical Officer. From 1992 until joining AtheroGenics, Dr. Scott was with Pfizer Pharmaceutical Group, where he most recently served as Vice President and worldwide medical therapeutic head of the Cardiovascular and Metabolic Group. During his tenure at Pfizer, Dr. Scott also acted as Medical Director of Pfizer’s Cardiovascular Risk Factors Group in the U.S., as well as Medical Director of Pfizer Laboratories South Africa. Before joining Pfizer, Dr. Scott served as medical advisor for Janssen Pharmaceutica, where he managed the clinical trial department at the company’s South African affiliate. Dr. Scott holds a B.S. and an M.B. Ch.B. from the University of Cape Town and a Dip. Mid. COG from the University of South Africa.

      Martin A. Wasserman, Ph.D. has served as Senior Vice President of Discovery Research and Chief Scientific Officer since July 2003. He had previously served as Vice President of Discovery Research and Chief Scientific Officer since April 2001. Prior to joining AtheroGenics, Dr. Wasserman served as the Vice President and Senior Distinguished Scientist in the Respiratory and Rheumatoid Arthritis Disease Group within the U.S. Drug Innovation and Approval Organization (R&D) at Aventis Pharmaceuticals, Inc., from 1995 to 2001. He served as Director of Bronchopulmonary Research at Hoffmann-LaRoche, Inc. from 1992 to 1995. From 1989 to 1991, Dr. Wasserman served as Director of Biomedical Evaluation at the Bristol-Myers Squibb Pharmaceutical Research Institute. From 1981 to 1989, he served as Group Director of Pharmacology at GlaxoSmithKline. From 1972 to 1981, he was Research Scientist II at Pfizer (formerly The Upjohn Company). Dr. Wasserman has a B.S. in Pharmacy from The Ernest Mario School of Pharmacy at Rutgers University, and received an M.A. and Ph.D. in Pharmacology and Toxicology from the University of Texas Medical Branch, in Galveston, Texas, where he was honored with the Distinguished Alumnus Award in 1986. He is on the editorial boards of several journals and has published numerous articles in the areas of pulmonary, immunology, inflammation, cardiovascular, renal and gastrointestinal research.

      W. Charles Montgomery, Ph.D. joined AtheroGenics in February 2004 as Vice President of Business Development. From 2002 until joining AtheroGenics, Dr. Montgomery was Vice President of Business Development and Portfolio Planning at Celera Genomics, a business segment of Applera Corporation that develops new therapies to improve human health. From 1987 to 2001, he served in various senior positions for the DuPont Pharmaceuticals Company and the DuPont Merck Pharmaceutical Company, most recently as Vice President and Co-Head of Business Development and Strategic Planning. Dr. Montgomery has a B.S. in Chemistry from the Southern Methodist University in Dallas, Texas and received a Ph.D. in Organic Chemistry from the University of Minnesota.

      G. John Mohr served as Vice President of Business Development from June 2002 until February 2004. From 1997 until joining AtheroGenics, Mr. Mohr was President of Groupe Fournier U.S. Operations, where he was responsible for U.S. licensing and alliance activities, clinical development and regulatory affairs. His previous experience includes 12 years at Merck & Co., Inc., where he held a variety of domestic and international positions in Corporate Finance and Human Health Marketing. Mr. Mohr holds a CPA in the state of Pennsylvania and a B.S. in Accounting/ Finance from Drexel University.

      Michael A. Henos has served as chairman of our board of directors since 1994 and was our Chief Financial Officer from 1994 to 1999. From 1993 to the present, Mr. Henos has served as managing general partner of Alliance Technology Ventures, L.P., a venture capital firm with $250 million under management which principally invests in southeastern technology startup companies. Mr. Henos served as a general partner of Aspen Ventures, a $150 million early stage venture capital partnership, from 1991 to 2001. Mr. Henos previously served as a vice president of 3i Ventures Corporation, the predecessor of Aspen Ventures, from 1986 to 1991. From 1984 to 1986, Mr. Henos served as a healthcare consultant with Ernst & Young, specializing in venture financing of startup medical technology companies. Before joining Ernst & Young, Mr. Henos served in a variety of operating management positions and co-founded and served as Chief Executive Officer of ProMed Technologies, Inc. Mr. Henos previously served as a director of KeraVision, Inc.

      R. Wayne Alexander, M.D., Ph.D. is our scientific co-founder and has served as a member of our board of directors since our inception in 1993. Dr. Alexander has been a Professor of Medicine since 1988 and Chairman of the Department of Medicine of Emory University School of Medicine and Emory University Hospital since 1999. From 1988 to 1999, Dr. Alexander served as the Director of the Division of Cardiology at the Emory University School of Medicine and Emory University Hospital. Prior to his appointment at Emory University School of Medicine, Dr. Alexander served as Associate Professor of Medicine at Harvard Medical School from 1982 to 1988. Dr. Alexander received his Ph.D. in physiology from Emory University and his M.D. from Duke University School of Medicine. Dr. Alexander completed his residency in internal medicine at the University of Washington and completed his fellowship in cardiology at Duke University.

      David Bearman joined our board of directors in November 2002 and was also appointed to serve as the chairman of the Audit Committee. Mr. Bearman has served as the Executive Vice President and Chief Financial Officer of Hughes Supply, Inc., a distributor of construction, repair and maintenance products since March 2003. From 1998 to until his retirement in 2001, Mr. Bearman served as the Senior Vice President and Chief Financial Officer of NCR Corporation, a global technology company, and a member of the NCR Executive Committee. From 1989 to 1998, Mr. Bearman served as the Executive Vice President and Chief Financial Officer of Cardinal Health, Inc., a provider of products and services to healthcare providers and manufacturers.

      Vaughn D. Bryson has served as a consultant to us since 1996 and a member of our board of directors since February 2000. He serves as the President of Clinical Products, Inc., a medical foods company that he founded in 1999. Mr. Bryson was a 32-year employee of Eli Lilly & Company and served as President and Chief Executive Officer of Eli Lilly from 1991 to 1993. Mr. Bryson was Executive Vice President of Eli Lilly from 1986 until 1991 and served as a member of Eli Lilly’s board of directors from 1984 until his retirement in 1993. Mr. Bryson was Vice Chairman of Vector Securities International from 1994 to 1996. He is also a director of Amylin Pharmaceuticals Inc. and Chiron Corporation. Mr. Bryson received a B.S. degree in Pharmacy from the University of North Carolina and completed the Sloan Program at the Stanford University Graduate School of Business.

      T. Forcht Dagi, M.D., M.P.H., F.A.C.S., F.C.C.M. has served as a member of our board of directors since 1999. Since 1996, Dr. Dagi has been a Managing Partner of Cordova Ventures, LLP, a venture firm with over $250 million under management. Prior to joining Cordova, Dr. Dagi served as director and principal of Access Partners, an early stage biotechnology fund. Dr. Dagi serves as a director of Oxford Finance Corp, Inc., a business development corporation that provides venture leasing services to venture-backed life sciences companies. In addition, he serves as a director of the following privately-held companies: AviGenics, Inc., Encelle, Inc., ICORE, Inc. and ProUrocare, Inc. Dr. Dagi has served as a director of the American Association of Neurological Surgeons, the Georgia Biotechnology Partnership, the Southeast Life Science Investor Association and the DuPree School of the Georgia Institute of Technology. Dr. Dagi received an A.B. from Columbia College, an M.D. from the Johns Hopkins School of Medicine, an M.P.H. from the Johns Hopkins School of Hygiene and Public Health, an M.T.S. from Harvard University, and an M.B.A. in finance and strategic planning from the Wharton School of the University of Pennsylvania. Dr. Dagi was trained in neurosurgery and neurophysiology at the Massachusetts General Hospital and Harvard Medical School, where he was a Neuroresearch Foundation Fellow. Dr. Dagi is a diplomat of American Board of Neurological Surgeons and a Fellow of both the American College of Surgeons and the College of Critical Care Medicine. He chairs the New Technologies Committee of the American College of Surgeons, and serves as director of the Goergen Entrepreneurial Institute and of the Alumni Advisory Board of the Wharton School.

      Arthur M. Pappas has served as a member of our board of directors since June 1995. Mr. Pappas is Managing Partner of A. M. Pappas & Associates, LLC, a life science investment firm. Prior to founding A. M. Pappas & Associates in 1994, Mr. Pappas held senior level positions at several multinational pharmaceutical companies. He was an executive member of the board of directors of Glaxo Holdings plc, for which he was responsible for international operations including research, development and manufacturing. Mr. Pappas has held various senior executive positions with Abbott Laboratories International, Ltd., Merrell Dow Pharmaceuticals and the Dow Chemical Company, in the United States and internationally. Mr. Pappas is a director of privately held Elitra Pharmaceuticals, Inc. and Genstruct, Inc. Mr. Pappas received a B.S. in biology from Ohio State University and an M.B.A. in finance from Xavier University.

      William A. Scott, Ph.D. has served as a member of our board of directors since 1997 and served in a consulting role as our Vice President of Research from May 2000 to May 2001. Dr. Scott served as Chief Executive Officer and a member of the board of directors of Physiome Sciences, Inc., a company that specializes in the design of computer models of human organs, from 1997 to 1999. From 1983 to 1996, Dr. Scott held numerous positions at the Bristol-Myers Squibb Research Institute, most recently as Senior Vice President of Drug Discovery from 1990 until 1996. Dr. Scott has served as an Adjunct Professor at the Rockefeller University since 1983 and as an Associate Dean and Associate Professor at Rockefeller University. Dr. Scott has been a director of Deltagen, Inc., a provider of drug discovery tools, since 2001.

      Stephen G. Sudovar joined our board of directors in June 2001. Mr. Sudovar has served as President and Chief Executive Officer of EluSys Therapeutics, Inc., a biopharmaceutical company focused on treatments for blood-borne diseases, since 1999. From 1997 until joining EluSys Therapeutics, Mr. Sudovar served as President of Roche Laboratories, Inc., a U.S. division of Hoffmann-La Roche. From 1988 to 1996, Mr. Sudovar held a number of executive and management positions at Roche Laboratories, Inc. From 1977 to 1988, Mr. Sudovar was President, Chief Executive Officer and Chairman of Pracon, Inc., a healthcare consulting and communications firm that he founded. Earlier in his career Mr. Sudovar was selected by the President’s Commission on Personnel Exchange to participate in the President’s Executive Interchange Program. As a Presidential appointee, he worked as Deputy Administrator for planning evaluation and legislation for the Environmental Protection Agency. He received a special recognition award from the President of the United States for his work at the agency. Mr. Sudovar received his B.S. from St. Peter’s College and M.B.A. from Fairleigh Dickinson University.

Board Meetings and Committees

      During the year ended December 31, 2003, the board of directors held six meetings. The board has also established three committees: an audit committee, a compensation committee and in February 2004, established a corporate governance and nominating committee. During the year ended December 31, 2003, the audit committee held eight meetings and the compensation committee held five meetings. Each director attended at least 75% of the aggregate meetings of the board of directors and any committee on which he served. A majority of our directors are independent as defined by the listing standards of the Nasdaq Stock Market, Inc. (“Nasdaq”).

      All members of the board of directors are strongly encouraged, but not required to attend AtheroGenics’ annual meetings of shareholders. At our 2003 Annual Meeting of Shareholders, all nine of the directors then in office were in attendance.

      Audit Committee. The audit committee, which consists of Mr. Bearman, Dr. Dagi and Mr. Sudovar, is responsible for appointing and overseeing the performance of our independent auditors, overseeing our accounting and financial reporting process and reviewing the scope, results and costs of the audits and other services provided by our independent auditors. The audit committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. The audit committee members are independent directors as defined by Nasdaq listing standards and SEC regulations. The board of directors has determined that Mr. Bearman is an audit committee financial expert. A copy of the audit committee charter is included as Appendix A to this proxy statement.

      Compensation Committee. The compensation committee, which consists of Dr. Scott, Mr. Bryson and Mr. Henos, reviews and approves the compensation and benefits for our executive officers, administers our 1995 Stock Option Plan, our 1997 Equity Ownership Plan and our 2001 Equity Ownership Plan, and makes recommendations to the board of directors regarding these matters. The members of the compensation committee are independent under Nasdaq listing standards.

      Corporate Governance and Nominating Committee. The corporate governance and nominating committee, which consists of Mr. Bryson, Dr. Alexander and Mr. Pappas, oversees all aspects of our corporate governance functions on behalf of the board, including identifying and reviewing the qualifications of candidates to recommend for nomination to the board of directors, reviewing the composition of the board and its committees, monitoring board effectiveness, ensuring compliance with applicable Nasdaq and SEC requirements and making other recommendations to the board regarding matters related to our directors. The corporate governance and nominating committee members are independent directors under Nasdaq listing standards. A copy of the nominating committee charter is available on our website at www.atherogenics.com.

      The corporate governance and nominating committee has not established any specific minimum qualifications that must be met for recommendation for a position on the board of directors. In considering potential candidates, the committee will include in their assessment attributes that they believe will be most beneficial to the functioning of the board. These attributes, as well as others that are deemed necessary or appropriate, include fulfillment of necessary independence requirements, the highest ethical standards and integrity, an ability to provide wise, informed and thoughtful counsel to top management on a range of issues and individual backgrounds that provide a diverse experience and knowledge commensurate with our needs.

      The corporate governance and nominating committee will use its network of contacts and may also engage a consulting or professional search firm to assist in locating qualified candidates for the board of directors. The committee will also consider nominations submitted by the shareholders using the procedures set forth in our bylaws. To recommend a nominee, a shareholder must submit the following information to the committee:

•	the nominee’s name, age, business address and residence address;

•	the nominee’s principal occupation or employment;

•	the shareholder’s name and address

•	the number of shares of our common stock beneficially owned by the nominee and by the shareholder; and

•	any other information that would be required to be disclosed in the proxy statement pursuant to Regulation 14A under the Exchange Act.

      This information must be received by the corporate governance and nominating committee at least 120 days prior to the date on which AtheroGenics first mailed its proxy materials for the prior year’s annual meeting of shareholders. For the proxy materials relating to the 2005 annual meeting, this date would be November 30, 2004. All notices should be sent to AtheroGenics, Inc., c/o Corporate Secretary, 8995 Westside Parkway, Alpharetta, Georgia 30004. The corporate governance and nominating committee may request other information from the nominee or shareholder to evaluate the nominee or comply with Regulation 14A or other applicable rules and regulations, including Nasdaq requirements, which information must be provided with the time frame provided by the committee for the nominee to be considered. Nominees recommended by a shareholder will be evaluated on the same basis as other nominees.

Shareholder Communication with the Board of Directors

      The board of directors is in the process of developing a policy for shareholder communication with the board. Currently, shareholders may communicate with the board by writing to the attention of the Board of Directors c/o Corporate Secretary, AtheroGenics, Inc., 8995 Westside Parkway, Alpharetta, Georgia 30004.

Director Compensation

      Prior to July 2003, non-employee directors received $2,000 for each board meeting attended in person, $750 for each committee meeting attended in person and $500 for each teleconference in which they participated. Upon initial election to the board of directors, each non-employee director was granted a non-qualified stock option to acquire 20,000 shares of our common stock. The exercise price was equal to the fair market value of our common stock on the date of grant and the options vest one-third at time of election and one-third on each of the first and second anniversaries of the grant. In July 2003, the board implemented a revised compensation arrangement under which non-employee directors each receive $20,000 in base annual compensation payable in equal quarterly installments, plus $5,000 for each additional committee membership unless serving as the chairman of the applicable committee, $10,000 for the chairman of the compensation committee and the corporate governance and nominating committee, $15,000 for the chairman of the audit committee and $40,000 for the chairman of the board of directors. Upon initial election to the board of directors, each non-employee director is granted a non-qualified stock option to acquire 24,000 shares of common stock. The exercise price is equal to the fair market value of our common stock on the date of grant and the option vests one-third at the time of election and one-third on each of the first and second anniversaries of election. The chairman and directors also receive annually 36,000 and 12,000, respectively, non-qualified stock options. The exercise price is equal to the fair market value of our common stock on the date of grant and the options vest monthly over one year. In addition, we reimburse all of our directors for ordinary and necessary travel expenses to attend board and committee meetings.

      Dr. Alexander, a member of our board of directors and our scientific co-founder, also serves as the chairman of our scientific advisory board, which provides guidance and counsel on various aspects of our business. Dr. Alexander received a stipend of $21,000 in 2003 for his services as chairman of the scientific advisory board, in addition to reimbursement for expenses incurred in connection with attending advisory board meetings.

      In connection with joining our board of directors in February 2000, we entered into a four-year consulting agreement with Mr. Bryson pursuant to which he will assist management in assessing growth opportunities and strategic direction. Our board of directors agreed to pay Mr. Bryson for his consulting services with a non-qualified stock option to acquire up to 20,000 shares of common stock with an exercise price equal to the fair market value of our common stock on February 24, 2000, the date of grant. The option vested 25% on the first anniversary of the date of grant and vests approximately 2% per month thereafter.

Executive Compensation

      The following table summarizes the compensation paid to or earned during the years ended December 31, 2003, 2002 and 2001 by our Chief Executive Officer and each of our four most highly compensated executive officers whose total salary and bonus exceeded $100,000 for services rendered to us in all capacities during 2003, 2002 and 2001. The executive officers listed in the table below are referred to as the “named executive officers.”

Summary Compensation Table

					Long-Term
					Compensation

					Securities
					Underlying
		Annual Compensation			Options
	Fiscal				(Number of	All Other
Name and Principal Position	Year	Salary	Bonus		Shares)	Compensation(1)

Russell M. Medford, M.D., Ph.D.	2003	$337,672	$128,304		120,000	$12,433
President and Chief Executive	2002	325,000	156,000		144,000	12,913
Officer	2001	275,000	124,500		120,000	36,949	(2)

Mark P. Colonnese	2003	255,050	67,843		57,000	8,604
Senior Vice President of Finance and	2002	245,500	82,500		72,000	7,249
Administration	2001	225,000	56,250		60,000	6,985
Chief Financial Officer and Secretary

Robert A. Scott, M.D.	2003	250,000	77,000		66,000	132,453	(3)
Senior Vice President of Drug	2002	104,168	32,000		110,000	27,322	(3)
Development and Regulatory Affairs
and Chief Medical Officer

Martin A. Wasserman, Ph.D.	2003	253,947	61,880		51,000	13,729
Senior Vice President of Discovery	2002	230,000	67,500		50,000	13,729
Research and Chief Scientific Officer	2001	153,334	37,950		90,000	93,890	(3)

G. John Mohr(4)	2003	225,000	22,500		20,000	10,099	(3)
Former Vice President of	2002	113,365	53,125	(5)	80,000	13,796	(3)
Business Development

(1)	Includes a 401(k) plan matching contribution by us for 2003, 2002 and 2001, respectively, in the amounts of $6,000, $5,500 and $5,229 for Dr. Medford; $6,000, $5,500 and $5,250 for Mr. Colonnese; $5,313 in 2003 for Dr. Scott; and $6,000 in 2003 and 2002 for Dr. Wasserman.

Also includes premiums for long-term disability insurance and term life insurance paid by us for 2003, 2002 and 2001, respectively, in the amounts of $6,433, $7,413 and $6,720 for Dr. Medford; $2,604, $1,749 and $1,735 for Mr. Colonnese; and $7,729, $7,729 and $4,104 for Dr. Wasserman. In 2003 and 2002, respectively, we paid premiums in the amount of $4,650 and $1,055 for Dr. Scott and $3,578 and $824 for Mr. Mohr.

(2)	Includes $25,000 for a one-time allowance for financial and tax planning assistance.

(3)	Includes reimbursement for moving and relocation expenses paid by us for 2003 and 2002, respectively, in the amounts of $122,491 and $26,267 for Dr. Scott and $521 and $12,972 for Mr. Mohr and in 2001, $89,786 for Dr. Wasserman.

(4)	Mr. Mohr resigned as Vice President of Business Development in February 2004.

(5)	Includes a $25,000 signing bonus.

Option Grants in Year Ended December 31, 2003

      The following table sets forth information concerning the individual grants of stock options to each of the named executive officers during the fiscal year ended December 31, 2003. All options were granted under our 1997 Equity Ownership Plan or our 2001 Equity Ownership Plan. Each option has a ten-year term, subject to earlier termination if the optionee’s service with us terminates. Options vest at the rate of 25% on the first anniversary of the vesting commencement date and 1/48th monthly thereafter in 36 installments. All options were granted with exercise prices equal to the fair market value on the date of the grant.

	Individual Grant				Potential Realizable Value at
					Assumed Annual Rates of
		Percent of Total			Stock Price Appreciation for
	No. of Securities	Options Granted	Exercise		Option Term(2)
	Underlying Options	to Employees in	Price	Expiration
Name	Granted (#)	Fiscal Year(1)	($/Share)	Date	5%	10%

Russell M. Medford, M.D., Ph.D.	120,000	12.5%	$14.86	12/31/13	$1,121,445	$2,841,961
Mark P. Colonnese	57,000	6.0	14.86	12/31/13	532,686	1,349,932
Robert A. Scott, M.D.	66,000	6.9	14.86	12/31/13	616,795	1,563,079
Martin A. Wasserman, Ph.D.	10,000	1.0	14.51	7/31/13	91,253	231,252
	51,000	5.3	14.86	12/31/13	476,614	1,207,834
G. John Mohr	20,000	2.1	14.86	12/31/13	186,907	473,660

	324,000				$3,025,700	$7,667,718

(1)	In 2003, we granted options to employees to purchase an aggregate of 956,383 shares of common stock.

(2)	Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The 5% and 10% assumed rates of appreciation are used in accordance with the rules of the Securities and Exchange Commission. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock. The actual gains, if any, on the stock option exercises will depend on the future performance of the common stock, the optionee’s continued employment through applicable vesting periods and the date on which the options are exercised and the underlying shares are sold.

Aggregate Option Exercises in Fiscal Year Ended December 31, 2003 and

Year-End Option Values

      The following table sets forth option exercises by the named executive officers during the 2003 fiscal year, including the aggregate value of gains on the date of exercise. The table also sets forth (i) the number of shares covered by options (both exercisable and unexercisable) as of December 31, 2003 and (ii) the respective value for “in-the-money” options, which represents the positive spread between exercise price of existing options and the fair market value of AtheroGenics’ common stock at December 31, 2003.

			Number of Securities
		Value	Underlying Unexercised		Value of Unexercised
	Number of	Realized of	Options at		In-the-Money Options
	Shares	Shares	December 31, 2003		December 31, 2003
	Acquired on	Acquired on
Name	Exercise	Exercise	Exercisable	Unexercisable	Exercisable	Unexercisable

Russell M. Medford, M.D., Ph.D.	—	$—	1,048,500	310,500	$14,326,950	$1,555,050
Mark P. Colonnese	—	—	269,850	149,750	3,494,961	752,875
Robert A. Scott, M.D.	21,600	245,808	12,300	142,100	93,411	586,777
Martin A. Wasserman, Ph.D.	31,000	282,720	34,500	135,500	286,965	609,015
G. John Mohr	—	—	26,000	74,000	198,140	409,860

	52,600	$528,528	1,391,150	811,850	$18,400,427	$3,913,577

Employment Agreements

      We have entered into an employment agreement with Dr. Medford, our President and Chief Executive Officer, dated as of March 1, 2001.

      Our employment agreement with Dr. Medford has an initial term of three years, commencing on the effective date of the agreement. The initial term extends automatically for one year on the second anniversary of the effective date of the agreement and on each anniversary thereafter, unless, prior to such anniversary, either party gives notice that it wishes to terminate the agreement at the end of the then current employment term. The agreement provides for a base salary of not less than $275,000 per year and annual incentive compensation to be determined by our board of directors in its discretion. However, for the first year of the agreement, the target annual incentive compensation was $104,500, or 38% of base salary. Our board of directors will grant annually to Dr. Medford (subject to availability) additional stock or stock options having a value of at least 60% of Dr. Medford’s then current base salary. The employment agreement provided Dr. Medford with a one-time allowance for financial and tax planning assistance in a lump sum payment not to exceed $25,000. The employment agreement also provided Dr. Medford with a one-time signing bonus of $20,000.

      If we terminate Dr. Medford’s employment agreement other than for cause or we choose not to extend the agreement, or if Dr. Medford terminates the agreement as a result of a constructive discharge or a change of control of AtheroGenics, we must pay Dr. Medford an amount equal to two times the sum of his then current base salary and the pro rata portion of his target annual incentive compensation for the year in which the termination occurs. In the event that Dr. Medford voluntarily resigns or is discharged for cause, he will receive no special severance benefits or compensation. Dr. Medford’s employment agreement also has post-termination noncompetition and nonsolicitation provisions which prohibit him from competing with AtheroGenics or soliciting its customers or employees for one year following his termination.

      We expect to enter into employment agreements with the other executive officers of AtheroGenics in the near future. We expect these employment agreements will each have an initial term of one year, commencing on the effective date of the agreement. The initial term will extend automatically for one year on each anniversary thereof, unless by a specified date prior to the anniversary date either party gives notice that it wishes to terminate the agreement at the end of the then current employment term. The agreements will specify the annual base salary and mechanism for determining annual incentive compensation for the executive officers. In addition, the agreements will include provisions for severance pay in the event of termination without cause or constructive discharge and following a change of control of AtheroGenics. AtheroGenics would not be obligated to pay any severance benefits to any executive officer in the event the officer voluntarily resigns or is discharged for cause. We expect these agreements also will include post-termination noncompetition and nonsolicitation provisions which prohibit the executive officer from competing with AtheroGenics or soliciting our customers or employees for one year following termination. We also expect to amend Dr. Medford’s agreement to conform certain provisions to terms provided in these agreements.

Report of the Compensation Committee

General Philosophy on Executive Compensation

      AtheroGenics’ executive compensation program is administered by the compensation committee of the board of directors, which is composed of three non-employee directors. The committee is responsible for establishing and administering the policies that govern both executive annual compensation and all employee equity ownership programs. All decisions by the committee relating to the compensation of AtheroGenics’ executive officers are reviewed by the full board of directors.

Overview and Philosophy

      The goals of AtheroGenics’ executive compensation program are to:

•	provide competitive compensation that will help attract, retain and reward highly qualified executives who contribute to the long-term success of AtheroGenics;

•	align management’s interests with the success of AtheroGenics by placing a portion of the executive’s compensation at risk in relation to AtheroGenics’ performance; and

•	align management’s interests with shareholders by including long-term equity incentives.

      The committee believes that AtheroGenics’ executive compensation program provides an overall level of compensation that is competitive within its industry and among companies of comparable size and complexity. To ensure that compensation is competitive, AtheroGenics regularly compares its compensation practices with those of other similar companies and sets its compensation guidelines based on this review. The committee also seeks to achieve an appropriate balance of the compensation paid to a particular individual and the compensation paid to other executives both inside AtheroGenics and at comparable companies and attempts to maintain an appropriate mix of salary and incentive compensation. While compensation data are useful guides for comparative purposes, AtheroGenics believes that a successful compensation program also requires the application of judgment and subjective determinations of individual performance.

Executive Compensation Program

      AtheroGenics’ executive compensation program consists of base salary, periodic incentive compensation and long-term equity incentives in the form of stock options. Executive officers also are eligible to participate in certain benefit programs that are generally available to all employees of AtheroGenics, such as medical insurance programs, life insurance programs and our 401(k) plan.

Base Salary

      At the beginning of each fiscal year, the committee establishes an annual salary plan for AtheroGenics’ senior executive officers based on recommendations made by AtheroGenics’ Chief Executive Officer. The committee attempts to set base salary compensation within its perceived range of salaries of executive officers with comparable qualifications, experience and responsibilities at other companies in the same or similar businesses and of comparable size and success. The committee has reviewed compensation for comparable positions by reviewing published compensation data as part of its efforts to set the annual cash compensation for AtheroGenics’ executives. The committee has attempted to make salary determinations based upon both AtheroGenics’ financial performance and the individual’s performance as measured by certain subjective non-financial objectives. These non-financial objectives include the individual’s contribution to AtheroGenics as a whole, including his or her ability to motivate others, develop the skills necessary to grow as AtheroGenics matures, recognize and pursue new business opportunities and initiate programs to enhance AtheroGenics’ growth and success.

Annual and Long-Term Incentive Compensation

      AtheroGenics has no formal bonus program for its key employees, although the committee may consider adopting such a program in the future. Bonus payments may be made to key employees based on the achievement of agreed upon performance objectives or as a part of the recruitment process.

      AtheroGenics’ 2001 and 1997 Equity Ownership Plans, as well as the proposed 2004 Equity Ownership Plan, are designed to promote the harmonization of long-term interests between AtheroGenics’ employees and its shareholders and to assist in the retention of executives and employees. The size of option grants is generally intended by the committee to reflect the executive’s position with us and his or her contributions to AtheroGenics. Stock options generally vest over a period not to exceed four years from the date of the grant in order to encourage key employees to continue in the employ of AtheroGenics. Stock options are granted with an option exercise price equal to the fair market value of AtheroGenics’ common stock on the date of the grant.

Benefits

      AtheroGenics’ executive officers are entitled to receive life and medical insurance benefits on the same basis as other full-time employees of AtheroGenics. They are also eligible to participate in our 401(k) plan.

      As discussed above under “Employment Agreements,” AtheroGenics expects to enter into employment agreements with its executive officers, including an amendment to its President and Chief Executive Officer’s employment agreement, in 2004. The agreements will be approved by the compensation committee, and embody the principles discussed above with respect to base salary, incentive compensation and benefits.

Compensation of Chief Executive Officer

      In fiscal 2003, Dr. Medford, our President and Chief Executive Officer, received cash compensation of $465,976, which represented his base salary for 2003 and bonuses of $128,304. In addition, Dr. Medford received an incentive grant of options to purchase 120,000 shares of AtheroGenics’ common stock at an exercise price of $14.86 per share. The amount of Dr. Medford’s base salary is set annually by the board of directors. See “Employment Agreements” above for a description of the employment agreement between Dr. Medford and AtheroGenics.

Compliance with Internal Revenue Code Section 162(m)

      Section 162(m) of the Internal Revenue Code disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer or to any of the other named executive officers in the proxy statement. The deductibility of executive compensation in excess of the limit set in Section 162(m) of the Internal Revenue Code 1986, as amended, was not a factor in the committee’s determination of 2003 compensation levels. The committee will continue to review AtheroGenics’ executive compensation plans to determine what changes, if any, may be advisable in connection with Section 162(m).

Compensation Committee:

William A. Scott, Ph.D., Chairman
Michael A. Henos
Vaughn D. Bryson

Compensation Committee Interlocks and Insider Participation

      None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

Equity Compensation Plan Information

      The following table sets forth certain information with respect to securities authorized for issuance under equity compensation plans as of December 31, 2003.

Equity Compensation Plan Information

			Number of securities
			remaining available for
	Number of securities to be	Weighted-average exercise	future issuance under
	be issued upon exercise of	price of outstanding	equity compensation plans
	outstanding options,	options, warrants	(excluding securities
	warrants and rights	and rights	reflected in column (a))
	(a)	(b)	(c)

Equity compensation plans approved by shareholders	4,153,179	$6.64	75,747
Equity compensation plans not approved by shareholders(1)	250,000	0.14	17,800

Total	4,403,179	$6.27	93,547

(1)	The 1995 Equity Ownership Plan (the “1995 Plan”) is the only equity compensation plan of AtheroGenics that was adopted without approval of AtheroGenics’ shareholders. At the time the Plan was adopted we were not a public or a listed company and shareholder approval was not required at that time.

The 1995 Plan, as amended, provides that options to purchase AtheroGenics’ common stock may be granted to employees, directors, consultants or contractors with exercise prices not less than 75% of the fair values of the shares on the dates of grant. The 1995 Plan, as amended, authorizes the grant of options for up to 1,264,084 shares of AtheroGenics’ common stock, Options granted under the 1995 Plan vest over periods ranging from the date of grant to five years from that date.

Stock Performance Graph

      The following graph shows the total shareholder return of an investment of $100 in cash in AtheroGenics’ common stock since AtheroGenics’ initial public offering of common stock on August 9, 2000 through December 31, 2003, compared to the total return of the same investment in the Nasdaq Composite (U.S.) Index and the Nasdaq Index-Biotech for that same period. All values assume reinvestment of the full amount of all dividends, although dividends have never been declared on AtheroGenics’ common stock.

	8/9/00	12/31/00	12/31/01	12/31/02	12/31/03

AtheroGenics, Inc.	$100.00	$60.61	$73.33	$89.82	$180.12
Nasdaq Composite (US) Index	$100.00	$64.11	$50.61	$34.65	$52.00
Nasdaq Index — Biotech	$100.00	$88.80	$74.41	$40.68	$59.29

Section 16(a) Beneficial Ownership Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of holdings and transactions in AtheroGenics stock with the Securities and Exchange Commission. Based on a review of written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were met during 2003.

Report of the Audit Committee

      The audit committee operates in accordance with its written charter, a copy of which is attached to this proxy statement as Appendix A, which sets forth the responsibilities of the audit committee. The audit committee oversees our financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements as of and for the period ended December 31, 2003 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with the independent auditors the auditors’ independence from management and AtheroGenics, including the matters identified in the written disclosures required by the Independence Standards Board.

      The committee discussed with the independent auditors the overall scope and plans for their respective audits. The committee met with independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

      Based on the reviews and discussions referred to above, the committee recommended to the board of directors (and the board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission. The audit committee has appointed Ernst & Young LLP as AtheroGenics’ independent auditors for fiscal 2004, subject to shareholder ratification at the annual meeting.

Audit Committee:

David Bearman, Chairman
T. Forcht Dagi, M.D.
Stephen G. Sudovar

PROPOSAL 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

      The audit committee of AtheroGenics has appointed the firm of Ernst & Young LLP to serve as independent auditors of AtheroGenics for the fiscal year ending December 31, 2004, and has directed that such appointment be submitted to the shareholders of AtheroGenics for ratification at the annual meeting. Ernst & Young LLP has served as independent auditors of AtheroGenics since 1994, and is considered by management of AtheroGenics to be well qualified. If the shareholders do not ratify the appointment of Ernst & Young LLP, the audit committee will reconsider the appointment.

      Representatives of Ernst & Young LLP will be present at the annual meeting and will have an opportunity to make a statement if they desire to do so. They also will be available to respond to appropriate questions from shareholders.

      The audit committee and board of directors unanimously recommend that the shareholders vote “FOR” the proposal to ratify the appointment of Ernst & Young LLP as independent auditors of AtheroGenics for fiscal 2004.

Principal Accountant Fees and Services

Audit and Non-Audit Fees

      The following table shows the fees paid by AtheroGenics for the audit and other services provided by Ernst & Young LLP for fiscal years ended December 31, 2003 and 2002.

	2003	2002

Audit Fees	$210,936	$99,500
Audit-Related Fees	—	—
Tax Fees	46,423	17,400
All Other Fees	—	—

Total	$257,359	$116,900

      Audit Fees. Audit fees for the fiscal years ended December 31, 2003 and 2002 were for professional services rendered for the audits of our annual financial statements and quarterly review of the financial statements included in our Quarterly Reports on Form 10-Q. In addition, in 2003, audit fees included review of regulatory filings for our follow-on offering and convertible debt offering.

      Tax Fees. Tax fees for the fiscal years ended December 31, 2003 and 2002 were for services related to federal and state income tax returns as well as a Canadian tax return.

      The audit committee of the board of directors has determined that the provision of these services is compatible with the maintenance of the independence of Ernst & Young LLP.

Pre-approval Policies and Procedures

      The audit committee has adopted a policy to pre-approve all audit and permissible non-audit services provided by the independent auditors. The pre-approval policy is detailed as to the particular service or category of services and is subject to a specific budget. The services include the engagement of the independent auditors for audit services, audit-related services, and tax services.

      If AtheroGenics has a need to engage the independent auditor for other services, which are not considered subject to the general pre-approval as described above, then the audit committee must approve such specific engagement as well as the projected fees. If the timing of the project requires an expedited decision, then the audit committee has delegated to the Chairman of the committee the authority to pre-approve such engagement, subject to fee limitations. The Chairman must report all such pre-approvals to the entire audit committee for ratification at the next committee meeting.

PROPOSAL 3 — APPROVAL OF THE

ATHEROGENICS, INC. 2004 EQUITY OWNERSHIP PLAN

Introduction

      Our shareholders are being asked to consider and vote on this proposal to approve our 2004 Equity Ownership Plan. Our board of directors adopted the 2004 Equity Ownership Plan in February 2004, subject to the approval of our shareholders. The purpose of the plan is to: (a) provide incentives to our employees, directors, consultants and advisors to stimulate their efforts toward our continued success and to operate and manage our business in a manner that will provide for our long term growth and profitability; (b) encourage stock ownership by employees, directors, consultants and advisors by providing them with a means to acquire a proprietary interest in AtheroGenics by acquiring shares of our common stock or to receive compensation which is based upon appreciation in the value of our common stock; and (c) provide a means of attracting, retaining and rewarding highly qualified employees, directors, advisors and consultants. To accomplish these objectives, we would have the ability under the 2004 Equity Ownership Plan to grant to employees, directors, advisors, and consultants of AtheroGenics, and to alternate grantees affiliated with our directors in certain circumstances, as appropriate, incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and performance awards (collectively, “Awards”) for an aggregate of 4,500,000 shares of our common stock (subject to adjustment as described below).

      The following description of the 2004 Equity Ownership Plan is qualified in its entirety by reference to the applicable provisions of the 2004 Equity Ownership Plan, which is attached hereto as Appendix B, and agreements related to the 2004 Equity Ownership Plan.

Proposed Plan

      Our board of directors has approved, and recommends that the shareholders of AtheroGenics approve, the 2004 Equity Ownership Plan. The effective date of the 2004 Equity Ownership Plan, if approved by the shareholders at the annual meeting, will be April 28, 2004.

Stock Subject to Awards

      The capital stock subject to the Awards and other provisions of the 2004 Equity Ownership Plan is our no par value common stock. On March 1, 2004, the closing price of our common stock as reported by Nasdaq on that day was $19.61 per share. Subject to adjustment in accordance with the terms of the 2004 Equity Ownership Plan, up to 4,500,000 shares of common stock, in the aggregate, may be granted or purchased under the plan. The unvested, unpaid, unconverted, unexercised and otherwise unsettled portion of shares of common stock allocable to Awards granted under the plan that have been forfeited, canceled, expired or terminated without becoming vested, paid, exercised, converted or otherwise settled in full may again become subject to Awards under the plan.

Types of Awards

      Incentive stock options (“ISOs”), non-qualified stock options (“NQSOs”), stock appreciation rights (“SARs”), restricted stock awards and performance awards may be granted under the 2004 Equity Ownership Plan.

Administration

      The 2004 Equity Ownership Plan will be administered by an administrator, consisting of our board of directors or its designee. The board of directors has designated the compensation committee to serve as the 2004 Equity Ownership Plan’s administrator.

      Among other powers and duties, the compensation committee will have the authority (i) to determine the individuals to whom Awards will be granted from among those individuals who are eligible, as well as the terms and provisions of Awards; (ii) to determine the terms and provisions of Equity Ownership Agreements relating to Awards under the plan; and (iii) to interpret the 2004 Equity Ownership Plan, prescribe, amend and rescind any rules and regulations relating to the 2004 Equity Ownership Plan; and make all other determinations necessary or advisable for the proper administration of the 2004 Equity Ownership Plan.

Eligibility and Grants of Awards

      Under the terms of the 2004 Equity Ownership Plan, employees, directors, consultants and advisors of AtheroGenics (and any parent or subsidiary corporations), and alternate grantees who are affiliates of directors under certain circumstances, as appropriate, will be eligible for consideration for the granting of Awards by the compensation committee. As of March 15, 2004, there were approximately 97 employees of AtheroGenics and eight non-employee directors of AtheroGenics, all of whom would be eligible to participate in the 2004 Equity Ownership Plan. There were no consultants and advisors eligible to participate on that date. As of the date of this proxy statement, we have not granted any Awards under the 2004 Equity Ownership Plan. We have no definitive plans to grant Awards to any particular individual at this time.

Terms of Awards

      Equity Ownership Agreement. Each Award will be evidenced by an Equity Ownership Agreement between AtheroGenics and the Award recipient in the form that the compensation committee determines is appropriate, subject to the provisions of the 2004 Equity Ownership Plan.

      Stock Appreciation Rights. An SAR may be granted in connection with all or any portion of a previously or contemporaneously granted Award or not in connection with another Award. An SAR entitles the recipient to receive (in cash or shares of common stock, as provided in the Equity Ownership Agreement, or, in the absence of such provision, as the compensation committee may determine) the excess of the fair market value of a number of shares of common stock at the time of payment or exercise over a specified price, referred to as the “SAR exercise price.” The exercise of an SAR granted in connection with another Award results in a pro rata surrender or cancellation of the related Award to the extent the SAR has been exercised.

      Restricted Stock Awards. The compensation committee will determine the restrictions or conditions on shares of common stock granted pursuant to a restricted stock award. The compensation committee may grant shares of common stock pursuant to a restricted stock award without the requirement of a cash payment, or require a cash payment from the recipient of the restricted stock award in an amount no greater than the aggregate fair market value of the shares of common stock awarded.

      Vesting. Awards granted under the 2004 Equity Ownership Plan will become exercisable (i.e., vested) as provided in the Equity Ownership Agreement, subject to acceleration by the compensation committee if the compensation committee determines that it is in the best interests of AtheroGenics to do so. Except as provided in an individual employment agreement entered into between an Award holder and AtheroGenics, notwithstanding any vesting schedule established by the compensation committee, no Award will vest if the vesting would create a situation in which the exercisability of any such Award would result in an “excess parachute payment” within the meaning of Internal Revenue Code Section 280G. In addition, notwithstanding any vesting schedule set forth in the Equity Ownership Agreement, in the event that an Award holder violates a noncompetition agreement or other employment or employment-related agreement as set forth in the Equity Ownership Agreement, all Awards and shares of common stock issued to the holder pursuant to the 2004 Equity Ownership Plan will be forfeited. In such a situation, however, we would return to the Award holder the lesser of any consideration paid by the Award holder in exchange for common stock issued to the Award holder under the 2004 Equity Ownership Plan, or the fair market value of the common stock forfeited at the time of such forfeiture.

      Term of Awards. The term of any option will be determined by the compensation committee and set forth in the Equity Ownership Agreement, but the term of any ISO may not exceed 10 years from the date of grant (or 5 years in the case of ISOs granted to optionees who own more than 10% of the total combined voting power of all classes of stock of either AtheroGenics or any parent or subsidiary corporation). ISOs may only be granted under the plan before February 18, 2014.

      Option or SAR Exercise Price. The purchase price of the common stock underlying each option and the SAR exercise price of any SAR granted under the 2004 Equity Ownership Plan will be as determined by the compensation committee and set forth in the Equity Ownership Agreement. However, the option price for ISOs may not be less than 100% (110% for options granted to an optionee who owns more than 10% of the total combined voting power of all classes of stock of either AtheroGenics or any parent or subsidiary corporation) of the fair market value of the common stock on the date the ISO is granted. In the case of an SAR granted in connection with an option, the SAR exercise price may not be less than the option exercise price for the designated number of shares.

      Termination of Employment. In the event of termination of an Award recipient’s employment or affiliation with AtheroGenics, the Award will be canceled, accelerated, paid or continued as provided in the Equity Ownership Agreement. However, in the event of termination of employment of an optionee holding an ISO, the unexercised portion of the ISO will expire, terminate and become unexercisable no later than the expiration of: (i) three months after the date of termination of employment other than due to death or disability, or (ii) one year after the date of termination of employment due to death or disability.

      Exercise of Awards. An option or SAR granted under the 2004 Equity Ownership Plan may be exercised at such time or times, or upon the occurrence of such event or events, and in such amounts, as the compensation committee specifies in the Equity Ownership Agreement. An option may be exercised by the person or persons whom the compensation committee specifies in the Equity Ownership Agreement. Upon exercise of an option, an optionee will have to pay the exercise price for the common stock subject to the exercise. Payment may be made in any form or manner authorized by the compensation committee in the Equity Ownership Agreement or by amendment to the agreement, including in cash, in shares of common stock that have been owned by the holder for at least six months prior to the date of exercise, or by a combination of the foregoing. The compensation committee may extend the period of exercisability of Awards notwithstanding any provision of the Equity Ownership Agreement to the contrary.

      Transfers. Award holders may not transfer or assign their Awards except by will or by the laws of descent and distribution. Only the Award holder may exercise an Award during the Award holder’s life (unless the Award holder is incapacitated and unable to exercise the Award). Upon the death of the Award holder, the Award holder’s “beneficiary” may exercise the Award. Certificates for common stock issued with respect to Awards under the plan will include such legends referring to any applicable restrictions on resale as AtheroGenics, in its discretion, deems appropriate.

      Cash Awards. The compensation committee may, at any time and in its discretion, grant to any holder of an Award the right to receive, at such times and in such amounts as determined by the compensation committee in its discretion, a cash amount which is intended to reimburse that person for all or a portion of the federal, state and local income taxes imposed upon that person as a consequence of the receipt of the Award or the exercise of rights under the Award.

Amendment and Termination

      Our board of directors may amend or terminate the 2004 Equity Ownership Plan at any time, except that no termination or amendment will be permitted that would adversely affect the rights of the holder of an Award under the 2004 Equity Ownership Plan without that holder’s consent. In addition, amendments must be approved by shareholders if such approval is necessary under applicable laws or applicable rules and regulations, including Nasdaq rules. Currently, applicable laws and regulations would require shareholder approval for any amendment that (i) increased the number of shares available for issuance under the 2004 Equity Ownership Plan, (ii) materially modified the provisions regarding who is eligible for Awards under the 2004 Equity Ownership Plan, or (iii) otherwise materially amended the 2004 Equity Ownership Plan.

Adjustments

      In the event of any increase or decrease in the number of shares of common stock outstanding effected without receipt of consideration by AtheroGenics, the compensation committee will make a proportionate adjustment to the number of shares subject to Awards granted under the 2004 Equity Ownership Plan, to the exercise price of any options granted under the 2004 Equity Ownership Plan, and to the number of shares remaining available for the granting of Awards.

      Additionally, in the event of a merger, consolidation or other reorganization of AtheroGenics, or any tender offer for shares of common stock of AtheroGenics, the compensation committee may make such adjustments with respect to Awards and take such other action as it deems necessary or appropriate to reflect or in anticipation of such reorganization or tender offer.

Federal Income Tax Consequences

      The following is a brief general description of the consequences that will apply under the Internal Revenue Code of 1986, as amended, to the receipt of Awards under the 2004 Equity Ownership Plan:

      Incentive Stock Options. An option holder has no tax consequences upon issuance or, generally, upon exercise of an ISO. An option holder will recognize income when that option holder sells or exchanges the shares acquired upon exercise of an ISO. This income will be taxed at the applicable capital gains rate if the sale or exchange occurs after the expiration of the requisite holding periods. Generally, the requisite holding periods expire two years after the date of grant of the ISO and one year after the date of acquisition of the common stock pursuant to the exercise of the ISO.

      If an option holder disposes of the common stock acquired pursuant to exercise of an ISO before the expiration of the requisite holding periods, the option holder will recognize compensation income in an amount equal to the difference between the option price and the lesser of (i) the fair market value of the shares on the date of exercise and (ii) the price at which the shares are sold. This amount will be taxed at ordinary income rates. If the sale price of the shares is greater than the fair market value on the date of exercise, the difference will be recognized as gain by the option holder and taxed at the applicable capital gains rate. If the sale price of the shares is less than the option price, the option holder will recognize a capital loss equal to the excess of the option price over the sale price. For these purposes, the use of shares acquired upon exercise of an ISO to pay the option price of another option (whether or not it is an ISO) will be considered a disposition of the shares.

      An option holder may have tax consequences upon exercise of an ISO if the aggregate fair market value of shares of the common stock subject to ISOs that first become exercisable by an option holder in any one calendar year exceeds $100,000. If this occurs, the excess shares will be treated as though they are subject to an NQSO instead of an ISO. Upon exercise of an option with respect to these shares, the option holder will have the tax consequences described below with respect to the exercise of NQSOs.

      Finally, except to the extent that an option holder has recognized income with respect to the exercise of an ISO (as described in the preceding paragraphs), the amount by which the fair market value of a share of the common stock at the time of exercise of the ISO exceeds the option price will be included in determining an option holder’s alternative minimum taxable income, and may cause the option holder to incur an alternative minimum tax liability in the year of exercise.

      There will be no tax consequences to AtheroGenics upon issuance or, generally, upon exercise of an ISO. However, to the extent that an option holder recognizes ordinary income upon exercise, as described above, we generally will have a deduction in the same amount.

      Non-qualified Stock Options. Neither AtheroGenics nor the option holder has income tax consequences from the issuance of NQSOs. Generally, in the tax year when an option holder exercises NQSOs, the option holder recognizes ordinary income in the amount by which the fair market value of the shares at the time of exercise exceeds the option price for such shares. We generally will have a deduction in the same amount as the ordinary income recognized by the option holder in our tax year in which or with which the option holder’s tax year (of exercise) ends.

      If an option holder exercises an NQSO by paying the option price with previously acquired common stock, the option holder will recognize income (relative to the new shares the option holder is receiving) in two steps. In the first step, a number of new shares equivalent to the number of older shares tendered (in payment of the NQSO exercised) is considered to have been exchanged in accordance with Internal Revenue Code §1036 and the rulings thereunder, and no gain or loss is recognized. In the second step, with respect to the number of new shares acquired in excess of the number of old shares tendered, the option holder will recognize income on those new shares equal to their fair market value less any nonstock consideration tendered. The new shares equal to the number of the older shares tendered will receive the same basis the option holder had in the older shares and the option holder’s holding period with respect to the tendered older shares will apply to those new shares. The excess new shares received will have a basis equal to the amount of income recognized by the option holder by exercise, increased by any nonstock consideration tendered. Their holding period will commence upon the exercise of the option.

      Restricted Stock. A holder of restricted stock will recognize income upon its receipt, but generally only to the extent that it is not subject to a substantial risk of forfeiture. If the restricted stock is subject to restrictions that lapse in increments over a period of time, so that the holder becomes vested in a portion of the shares as the restrictions lapse, the holder will recognize income in any tax year only with respect to the shares that become nonforfeitable during that year. The income recognized will be equal to the fair market value of those shares, determined as of the time that the restrictions on those shares lapse. That income generally will be taxable at ordinary income tax rates. We generally will be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the holder of the restricted stock.

      A holder of restricted stock may elect instead to recognize ordinary income for the taxable year in which he or she receives an award of restricted stock in an amount equal to the fair market value of all shares of restricted stock awarded to him or her (even if the shares are subject to forfeiture). That income will be taxable at ordinary income tax rates. At the time of disposition of the shares, a holder who has made such an election will recognize gain in an amount equal to the difference between the sales price and the fair market value of the shares at the time of the award. That gain will be taxable at the applicable capital gains rate. Any such election must be made within 30 days after the transfer of the restricted stock to the holder. We will generally be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the holder at the time of his or her election.

      Stock Appreciation Rights. At the time an SAR is granted, an option holder will recognize no taxable income, and there are no tax consequences to AtheroGenics. The option holder will recognize taxable income at the time the SAR is exercised in an amount equal to the amount of cash and the fair market value of the shares of the common stock received upon that exercise. The income recognized on exercise of an SAR will be taxable at ordinary income tax rates. We generally will be entitled to a deduction with respect to the exercise of an SAR in an amount equal to the amount of ordinary income recognized by the option holder upon such exercise.

      Our board of directors unanimously recommends that the shareholders vote “FOR” the proposal to approve the 2004 Equity Ownership Plan.

SHAREHOLDER PROPOSALS

      Shareholders’ proposals intended to be presented at the 2005 annual meeting of shareholders must be delivered to our offices at 8995 Westside Parkway, Alpharetta, GA 30004, addressed to Mark P. Colonnese, no later than November 30, 2004, in order to be considered for inclusion in our proxy statement and form of proxy for that meeting. In accordance with Article I, Section 1 of our bylaws, any proposals presented by a shareholder must satisfy all of the conditions set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended. Pursuant to Article I, Section 3(c) of our bylaws, a shareholder who presents a proposal for a meeting other than the annual meeting must deliver written notice to us at the address above, addressed to Mr. Colonnese, no earlier than the 90th day prior to such meeting and no later than the close of business on the 60th day prior to such meeting or the tenth day following the day on which public announcement is made of the date of such meeting. The notice must include the information required by Article I, Section 3(c) of the bylaws.

OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

      The board of directors of AtheroGenics knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders which may properly come before the annual meeting. However, if any other matter should be properly presented for consideration and voting at the annual meeting or any adjournments thereof, it is the intention of the persons named as proxies on the enclosed form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of AtheroGenics.

By Order of the Board of Directors,

MICHAEL A. HENOS
Chairman of the Board

Alpharetta, Georgia

March 29, 2004

      AtheroGenics is mailing its 2003 Annual Report to its shareholders with these proxy materials. The Annual Report does not form any part of the material for the solicitation of proxies.

APPENDIX A

ATHEROGENICS, INC.

AUDIT COMMITTEE CHARTER

Organization

      This charter governs the operations of the audit committee of AtheroGenics, Inc. The committee shall review and reassess the charter at least annually and the charter and any amendments to the charter shall be approved by the board of directors. The members of the committee shall be members of the board of directors and shall be appointed annually by the board. The members of the committee may be removed by the board of directors at any time. The committee shall consist of at least three directors, as determined by the board, each of whom are independent of management and AtheroGenics. A member of the committee shall be considered independent as long as he or she does not accept directly or indirectly any consulting, advisory, or other compensatory fee from AtheroGenics other than for service as a director or member of a committee of the board, is not an affiliated person of AtheroGenics or its subsidiaries, and meets the independence requirements of the Nasdaq Stock Market, Inc. (“Nasdaq”) listing standards. All committee members must be able to read and understand fundamental financial statements, and at least one member shall satisfy all applicable financial and accounting expertise requirements of Nasdaq, and the requirements for an “audit committee financial expert” as defined by Securities and Exchange Commission (“SEC”) regulations.

Purpose

      The audit committee shall provide assistance to the board of directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to: (i) the integrity of AtheroGenics’ financial statements; (ii) the accounting and financial reporting process; (iii) the systems of internal controls and procedures for financial reporting and disclosure controls and procedures; (iv) the performance of AtheroGenics’ independent auditors; (v) the independent auditors’ qualifications and independence; and (vi) AtheroGenics’ compliance with ethics policies and legal and regulatory requirements. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors and management of AtheroGenics.

In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of AtheroGenics and the authority to engage and determine the compensation of independent counsel and other advisers as it determines necessary to carry out its duties. The committee is also empowered to create subcommittees with such powers as the committee shall from time to time confer.

Duties and Responsibilities

      The primary responsibility of the audit committee is to oversee AtheroGenics’ financial reporting process on behalf of the board and report the results of their activities to the board. While the audit committee has the responsibilities and powers set forth in this charter, it is not the duty of the audit committee to plan or conduct audits or to determine that AtheroGenics’ financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of AtheroGenics’ financial statements and for the appropriateness of the accounting principles and reporting policies that are used by AtheroGenics. The independent auditors are responsible for auditing AtheroGenics’ financial statements and for reviewing AtheroGenics’ unaudited interim financial statements.

      The committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior. The following shall be the principal duties and responsibilities of the audit committee. These are set forth as a guide with the understanding that the committee may supplement them as appropriate.

1.	The committee shall be directly responsible for the appointment (subject to shareholder ratification), termination, compensation and oversight of the work of the independent auditors, including resolution of disagreements between management and the auditor regarding financial reporting. The committee shall pre-approve all audit and non-audit services provided by the independent auditors and shall not engage the independent auditors to perform the specific non-audit services proscribed by law or regulation. The committee may delegate pre-approval authority to a member of the audit committee. The decisions of any audit committee member to whom pre-approval authority is delegated must be presented to the full audit committee at its next scheduled meeting.

2.	At least annually, the committee shall obtain and review a report by the independent auditors describing:

(a)	The firm’s internal quality control procedures.

(b)	Any material issues raised by the most recent internal quality control review, or peer review, of the firm, and any steps taken to deal with any such issues.

(c)	All relationships between the independent auditors and AtheroGenics to assess the auditors’ independence, including the information required by Independence Standards Board Standard No. 1.

3.	The committee shall actively discuss with the independent auditors any relationships or services that may impact the objectivity and independence of the independent auditors and will take appropriate action to oversee the independence of the independent auditors.

4.	The committee shall set clear hiring policies for employees or former employees of the independent auditors that meet the requirements of SEC regulations and Nasdaq listing standards.

5.	The committee shall discuss with the independent auditors the overall scope and plans for their respective audits, including the adequacy of staffing and compensation. Also, the committee shall discuss with management and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including AtheroGenics’ policies and procedures to assess, monitor, and manage business risk, and legal, and any ethical compliance programs.

6.	The committee shall review with management including both the Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”), on a quarterly basis:

(a)	the evaluation by the CEO and CFO of the effectiveness of disclosure controls and procedures and internal controls and procedures for financial reporting; and

(b)	any fraud, whether or not material, that involves management or other employees who have a significant role in AtheroGenics’ internal controls and procedures for financial reporting or disclosure controls and procedures

7.	The committee shall review the internal control report to be included in AtheroGenics’ Annual Report on Form 10-K, including management’s assessment of the effectiveness of AtheroGenics’ internal control structure and procedures for financial reporting as of the end of the most recent fiscal year, and the independent auditors’ attestation to and report on management’s assessment.

8.	The committee shall meet periodically with management and the independent auditors to discuss issues and concerns warranting committee attention. The committee shall also provide sufficient opportunity for the independent auditors to meet privately with the members of the committee.

9.	The committee shall receive regular reports from the independent auditors including a report within the 90 day period prior to the filing of the independent auditors audit report with the SEC, on:

(a)	all critical accounting policies and practices used by AtheroGenics; and any emerging accounting issues that may affect AtheroGenics.

(b)	all alternative treatments of financial information within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the treatment preferred by the independent auditors; and

(c)	other material written communications between the independent auditors and management.

10.	The committee shall review the interim financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations with management and the independent auditors prior to the release of the AtheroGenics’ Quarterly Earnings Announcement and the filing of AtheroGenics’ Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

11.	The committee shall review with management and the independent auditors the financial statements and disclosures under Management’s Discussion and Analysis of Financial Condition and Results of Operations to be included in AtheroGenics’ Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

12.	The committee shall establish procedures for the receipt, retention, and treatment of complaints received by AtheroGenics regarding accounting, internal accounting controls, or auditing matters, and for the confidential, anonymous submission by employees of AtheroGenics of concerns regarding questionable accounting or auditing matters.

13.	The committee shall review and approve all related party transactions for potential conflict of interest situations.

14.	The committee shall review with AtheroGenics’ counsel any legal matters related to a material violation of securities laws or breaches of fiduciary duty.

15.	The committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively.

16.	The committee shall prepare its report to be included in AtheroGenics’ annual proxy statement, as required by SEC regulations.

17.	The committee shall report regularly to the board of directors.

APPENDIX B

ATHEROGENICS, INC

2004 EQUITY OWNERSHIP PLAN

      AtheroGenics, Inc. hereby establishes this Plan as the AtheroGenics, Inc. 2004 Equity Ownership Plan, to: (a) provide incentive to employees, directors, consultants and advisors of the Company and its affiliates to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage stock ownership by employees, directors, consultants and advisors by providing them with a means to acquire a proprietary interest in the Company by acquiring shares of Stock or to receive compensation which is based upon appreciation in the value of Stock; and (c) provide a means of attracting, retaining and rewarding highly qualified employees, directors, advisors and consultants.

SECTION 1

DEFINITIONS

      1.1     Definitions. Whenever used herein, the masculine pronoun shall be deemed to include the feminine and the singular to include the plural, unless the context clearly indicates otherwise, and the following capitalized words and phrases are used herein with the meaning thereafter ascribed:

(a) “Administrator” means the committee appointed by the Board to administer and interpret the Plan in accordance with Section 2.3 below. If, at any time, no such committee has been appointed, the Board shall serve as the Administrator.

(b) “Alternate Grantee” means an entity of which a Director is an affiliate and to which a Non-Qualified Stock Option grant is made at the direction of the Director pursuant to Section 2.4.

(c) “Award” means any Option, Stock Appreciation Right, or Stock Award granted under the Plan.

(d) “Beneficiary” means the person or persons designated by a Participant to exercise an Award in the event of the Participant’s death while the Award is exercisable, or in the absence of such designation, the executor or administrator of the Participant’s estate.

(e) “Board” means the Board of Directors of the Company.

(f) “Cause” means conduct by the Participant amounting to (1) fraud or dishonesty against the Company, (2) willful misconduct, repeated refusal to follow the reasonable directions of an individual or group authorized to give such directions, or knowing violation of law in the course of performance of the duties of Participant’s service with the Company, (3) repeated absences from work without a reasonable excuse, (4) intoxication with alcohol or drugs while on the Company’s premises during regular business hours, (5) a conviction or plea of guilty or nolo contendere to a felony or a crime involving dishonesty, or (6) a breach or violation of the terms of any employment or other agreement to which Participant and the employer are party.

(g) “Change in Control” shall be deemed to have occurred if (i) a tender offer shall be made for and consummated with respect to the ownership of 50% or more of the outstanding voting securities of the Company, (ii) the Company shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 50% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company, other than affiliates (within the meaning of the Exchange Act) of any party to such merger or consolidation, (iii) the Company shall sell substantially all of its assets to another corporation which corporation is not wholly owned by the Company, or (iv) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Exchange Act, shall acquire 50% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record). For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(l)(i) (as in effect on the date hereof) pursuant to the Exchange Act.

(h) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(i) “Company” means AtheroGenics, Inc., a Georgia corporation.

(j) “Constructive Discharge” means a Participant’s termination of his or her employment with the Company and its affiliates on account of (i) any material reduction in the Participant’s compensation, (ii) any material reduction in the level or scope of job responsibility or status of the Participant occurring without the consent of the Participant, or (iii) any relocation to an office of the Company which is more than fifty (50) miles from the office where the Participant was previously located to which the Participant has not agreed.

(k) “Director” means a member of the Board or a member of the Board of Directors of any affiliate of the Company.

(l) “Disability” has the same meaning as provided in the long-term disability plan maintained by the Company. If, at any time during the period that this Plan is in operation, the Company does not maintain a long-term disability plan, Disability shall mean a physical or mental condition which, in the judgment of the Administrator, permanently prevents a Participant from performing his usual duties for the Company or such other position or job which the Company makes available to him and for which the Participant is qualified by reason of his education, training and experience. In making its determination the Administrator may, but is not required to, rely on advice of a physician competent in the area to which such Disability relates. In the event of a dispute, the determination of Disability shall be made by the Administrator in its sole discretion. Any decision of the Administrator will be final and binding on all parties.

(m) “Disposition” means any conveyance, sale, transfer, assignment, pledge or hypothecation, whether outright or as security, inter vivos or testamentary, with or without consideration, voluntary or involuntary.

(n) “Equity Ownership Agreement” means an agreement between the Company and a Participant or other documentation evidencing an Award. The Equity Ownership Agreements authorized under the Plan may contain such provisions as the Administrator shall deem advisable, not inconsistent with the provisions of the Plan.

(o) “Exchange Act” means Securities Exchange Act of 1934, as amended, and guidance issued thereunder.

(p) “Exercise Price” means the purchase price per share of the shares of Stock underlying an Option.

(q) “Expiration Date” means the last date upon which an Option or Stock Appreciation Right can be exercised (or paid, if applicable).

(r) “Fair Market Value” means, for any particular date, (i) for any period during which the Stock shall be listed for trading on a national securities exchange or NASDAQ, the closing price per share of Stock on such exchange or the NASDAQ closing bid price as of the close of such trading day, or (ii) the market price per share of Stock as determined in good faith by the Board in the event (i) above shall not be applicable. If the Fair Market Value is to be determined as of a day when the securities markets are not open, the Fair Market Value on that day shall be the Fair Market Value (determined in accordance with the preceding sentence) on the next succeeding day when the markets are open.

(s) “Incentive Stock Option” means an incentive stock option, as defined in Code Section 422.

(t) “Involuntary Termination” means a Termination of Employment but does not include a Termination of Employment for Cause or a Voluntary Resignation.

(u) “Maximum Plan Shares” has the meaning set forth in Section 2.2.

(v) “NASDAQ” means The NASDAQ Stock Market.

(w) “Non-Qualified Stock Option” means a stock option other than an option qualifying as an Incentive Stock Option.

(x) “Non-Employee Board Member” means a member of the Board who is not an employee of the Company.

(y) “Option” means a Non-Qualified Stock Option or an Incentive Stock Option.

(z) “Over 10% Owner” means an individual who at the time an Incentive Stock Option is granted owns more than 10% of the total combined voting power of all classes of stock of the Company or any one of its Parents or Subsidiaries, determined by applying the attribution rules of Code Section 424(d).

(aa) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if, with respect to Incentive Stock Options, at the time of granting of the Option, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(bb) “Participant” means an individual who receives an Award hereunder.

(cc) “Plan” means this AtheroGenics, Inc. 2004 Equity Ownership Plan, as amended from time to time.

(dd) “SAR Price” means a price specified for a given Stock Appreciation Right which shall be the base value for determination of the payment attributable to such Stock Appreciation Right as provided in Section 3.3 of the Plan.

(ee) “Securities Act” means Securities Act of 1933, as amended, and guidance issued thereunder.

(ff) “Stock” means the Company’s no par value common stock.

(gg) “Stock Appreciation Right” means the right to receive payment in cash or stock as described in Plan Section 3.3.

(hh) “Stock Award” means a grant of Stock to a Participant, subject to the conditions and restrictions determined by the Administrator, as described in Plan Section 3.4.

(ii) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, with respect to Incentive Stock Options, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possession 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(jj) “Termination of Affiliation” means the termination of all Director, advisor and/or consultant relationships, for any reason, between a Director, advisor or consultant who is a Participant and the Company or its affiliates. A Termination of Affiliation shall be deemed to have occurred as of the date written notice to that effect is hand delivered or mailed to the Participant.

(kk) “Termination of Employment” means the termination of the employee-employer relationship between a Participant and the Company and its affiliates for any reason, regardless of the fact that severance or similar payments are made to the Participant. The Administrator shall, in its absolute discretion, determine all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a leave of absence constitutes a Termination of Employment, or whether a Termination of Employment is for Cause or is a Constructive Discharge.

(ll) “Vest” or “Vested” means (i) with regard to a designated number of shares of Stock included in an Option or Stock Appreciation Right Award, that such designated number of shares is exercisable and/or payable, and (ii) with respect to a designated number of shares included in a Stock Award, means that certain restrictions and conditions on such Award have lapsed, in each case as provided in the Equity Ownership Agreement.

(mm) “Voluntary Resignation” means a Termination of Employment as a result of the Participant’s resignation but does not include a Constructive Discharge.

SECTION 2

GENERAL TERMS

      2.1     Purpose of the Plan. The Plan is intended to (a) provide incentive to employees, directors, consultants and advisors of the Company and its affiliates to stimulate their efforts toward the continued success of the Company and to operate and manage the business in a manner that will provide for the long-term growth and profitability of the Company; (b) encourage stock ownership by employees, directors, consultants and advisors by providing them with a means to acquire a proprietary interest in the Company by acquiring shares of Stock or to receive compensation which is based upon appreciation in the value of Stock; and (c) provide a means of attracting, retaining and rewarding highly qualified employees, directors, advisors and consultants.

      2.2     Stock Subject to the Plan. Subject to adjustment in accordance with Section 5.2, 4,500,000 shares of Stock (the “Maximum Plan Shares”) out of the Company’s authorized but unissued or reacquired shares are hereby reserved and subject to issuance under the Plan, any of which may be issued as Incentive Stock Options. At no time shall the Company have outstanding Awards and shares of Stock issued in respect to Awards in excess of the Maximum Plan Shares. To the extent permitted by law, the shares of Stock attributable to the nonvested, unpaid, unexercised, unconverted or otherwise unsettled portion of any Award that is forfeited, canceled, expired or terminated for any reason without becoming vested, paid, exercised, converted or otherwise settled in full shall again be available for purposes of the Plan.

      2.3     Administration of the Plan.

      (a) General. The Plan shall be administered by the Administrator. The Administrator shall have full authority in its discretion to determine those eligible under Section 2.4(a) to whom Awards shall be granted and the terms and provisions of Awards, subject to the Plan. Subject to the provisions of the Plan, the Administrator shall have full and conclusive authority to interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; to determine the terms and provisions of the respective Equity Ownership Agreements and to make all other determinations necessary or advisable for the proper administration of the Plan. The Administrator’s determination under the Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated). The Administrator’s decisions shall be final and binding on all Participants.

      (b) Appointment. The Board shall appoint the Administrator from among its members to serve at the pleasure of the Board; provided, if at any time no such Administrator is appointed, the Board shall serve as the Administrator. The Administrator shall at all times either consist of: (i) the full Board, or (ii) a committee composed solely of “non-employee directors” as defined in Rule 16b-3 promulgated under the Exchange Act.

      (c) Delegation by Administrator. Unless prohibited by applicable law or the applicable rules of a stock exchange or NASDAQ, the Administrator may allocate all or some of its responsibilities and powers to any one or more of its members. The Administrator also may delegate all or some of its responsibilities and powers to any person or persons it selects (except that Awards under the Plan must be granted by the Board or a committee meeting the requirements of Section 2.4(b)(2)). The Administrator may revoke any such allocation or delegation at any time.

      2.4     Eligibility and Limitations.

      (a) Participants in the Plan shall be selected by the Administrator from among the employees, directors, advisors and consultants of the Company and its affiliates; provided, however, that (i) only individuals who are employees of the Company or a Parent or Subsidiary on the date of grant may receive Incentive Stock Options and (ii) under the circumstances specified below in this subsection (a), an Alternate Grantee who is an affiliate of a Director may, at the discretion of the Administrator, be granted Non-Qualified Stock Options even if such entity is not an employee, director, advisor or consultant of the Company or its affiliates. A grant of Non-Qualified Stock Options may be made to an Alternate Grantee if the Administrator in its discretion determines that (i) a Director to whom an option grant would normally be made is barred from receiving or retaining such grant by contractual or legal restrictions applicable to him/her by virtue of his/her relationship to the Alternate Grantee, (ii) the Director has refused or waived the grant originally intended for him/her (and such grant has been cancelled) and has informed the Administrator of the identity of the Alternate Grantee; (iii) there is an appropriate exemption under the Securities Act pursuant to which a grant to the Alternate Grantee may be made without meeting the registration requirements of such act; and (iv) it would be consistent with the purposes of the Plan and in the Company’s best interest to make such a grant of Non-Qualified Stock Options to the Alternate Grantee.

      (b) In the case of Incentive Stock Options, the aggregate Fair Market Value (determined at the date an Incentive Stock Option is granted) of Stock with respect to which Options intended to meet the requirements of Code Section 422 become exercisable for the first time by an individual during any calendar year under all plans of the Company and its Parents and Subsidiaries shall not exceed $100,000; provided further, that if the limitation is exceeded, the Incentive Stock Options(s) which cause the limitation to be exceeded shall be treated as Non-Qualified Stock Option(s).

SECTION 3

TERMS OF AWARDS

      3.1     Terms and Conditions of All Awards.

      (a) Number of Shares Subject to Award. The number of shares of Stock as to which an Award shall be granted shall be determined by the Administrator in its sole discretion, subject to the provisions of Sections 2.2 as to the total number of shares available for grants under the Plan and 2.4 as to eligibility and limitations.

      (b) Equity Ownership Agreement. Each Award shall be evidenced by an Equity Ownership Agreement in such form as the Administrator may determine is appropriate, subject to the provisions of the Plan. In the event of a discrepancy between the Equity Ownership Agreement and the Plan, the Plan shall control.

      (c) Vesting. The Administrator may provide in any Equity Ownership Agreement a vesting schedule. The vesting schedule shall specify when an Award shall become Vested (and thus exercisable, if applicable). The Administrator may accelerate the vesting schedule set forth in the Equity Ownership Agreement at any time if the Administrator determines that it is in the best interests of the Company to do so. Except as provided in an individual employment agreement entered into between a Participant and the Company, notwithstanding any vesting schedule which may be specified in an Equity Ownership Agreement, or any determination made by the Administrator, or any provision of the Plan to the contrary, no Award may Vest to the extent that vesting would create a situation in which the exercisability of any such Award would result in an “excess parachute payment” within the meaning of Section 280G of the Code.

      (d) Transferability. Awards shall not be transferable or assignable except by will or by the laws of descent and distribution and shall be exercisable during the Participant’s lifetime only by the Participant, or, in the event of the Disability of the Participant, by the legal representative of the Participant.

      (e) Treatment of Awards Upon Termination of Employment or Affiliation. Except as otherwise provided by Plan Section 3.2(f) and (g), any Award (or portion thereof) under this Plan to a Participant who incurs a Termination of Employment or Termination of Affiliation shall be canceled, accelerated, paid or continued, as provided in the Equity Ownership Agreement. Except as otherwise determined by the

Administrator, the portion of any Award which has not Vested shall terminate immediately upon Termination of Employment or Termination of Affiliation.

      (f) Other Conditions. In the applicable Equity Ownership Agreement, the Administrator may impose any other conditions, restrictions and contingencies on Awards not inconsistent with the provisions of the Plan as it determines appropriate.

      3.2     Terms and Conditions of Options. At the time any Option is granted, the Administrator shall determine whether the Option is to be an Incentive Stock Option or a Non-Qualified Stock Option, and the Option shall be clearly identified as to its status as an Incentive Stock Option or a Non-Qualified Stock Option. At the time any Incentive Stock Option is exercised, the Company shall be entitled to place a legend on the certificates representing the shares of Stock purchased pursuant to the Option to clearly identify them as shares of Stock purchased upon exercise of an Incentive Stock Option. An Incentive Stock Option may only be granted within ten (10) years from the date the Plan is adopted or the date such Plan is approved by the Company’s shareholders, whichever is earlier.

(a) Option Price. Subject to adjustment in accordance with Section 5.2 and the other provisions of this Section 3.2, the Exercise Price of Stock purchasable under any Option shall be as determined by the Administrator and set forth in the applicable Equity Ownership Agreement. With respect to each grant of an Incentive Stock Option to a Participant who is not an Over 10% Owner, the Exercise Price shall not be less than the Fair Market Value on the date the Option is granted. With respect to each grant for an Incentive Stock Option to a Participant who is an Over 10% Owner, the Exercise Price shall not be less than 110% of the Fair Market Value on the date the Option is granted.

(b) Option Term. The Administrator shall determine the term and Expiration Date of each Option. The Equity Ownership Agreement shall set forth the term of each Option. Any Incentive Stock Option granted to a Participant who is not an Over 10% Owner shall not be exercisable after the expiration of ten (10) years after the date the Option is granted. Any Incentive Stock Option granted to an Over 10% Owner shall not be exercisable after the expiration of five (5) years after the date the Option is granted. In either case, the Administrator may specify a shorter term and state such term in the Equity Ownership Agreement.

(c) Method of Exercise. A Participant may exercise the Option by written notice to the Administrator pursuant to any procedures established by the Administrator. Unless otherwise determined by the Administrator and set forth in the Equity Ownership Agreement, the exercise of an Option may be for less than the full number of shares of Stock subject to such Option, but such exercise shall not be made for less than (i) 100 shares or (ii) the total remaining shares subject to the Option, if such total is less than 100 shares. Each notice of exercise shall identify the Option and shall be accompanied by payment of the Exercise Price for the number of shares specified in such notice and by any documents required by the Plan. Except as provided in Section 4 of the Plan, the Company shall make delivery of such shares within a reasonable period of time; provided, if any law or regulation requires the Company to take any action (including, but not limited to, the filing of a registration statement under the Securities Act and causing such registration statement to become effective) with respect to the shares specified in such notice before the issuance thereof, then the date of delivery of such shares shall be extended for the period necessary to take such action. For Options which are Incentive Stock Options, written statements on Form 3921 shall be furnished to the Participant in accordance with Section 6039 of the Code on or before January 31 of the year following the year in which the Option was exercised. See Treas. Reg. §§1.6039-1 and -2, and 301.6039.1.

(d) Payment of Exercise Price. Payment for all shares of Stock purchased pursuant to exercise of an Option shall be made in any form or manner authorized by the Administrator in the Equity Ownership Agreement or by amendment thereto, which may include, without limitation, cash or, if the Equity Ownership Agreement provides, (i) by delivery or deemed delivery (based on an attestation to the ownership thereof) to the Company of a number of shares of Stock which have been owned by the holder for at least six (6) months prior to the date of exercise having an aggregate Fair Market Value on the date of exercise equal to the Exercise Price or (ii) by tendering a combination of cash and Stock. Payment shall be made at the time that the Option or any part thereof is exercised, and no shares shall be issued or delivered upon exercise of an Option until full payment has been made by the Participant.

(e) Rights as a Shareholder. The holder of an Option, as such, shall have none of the rights of a shareholder.

(f) Condition to the Exercise of an Option. Each Option granted under the Plan shall be exercisable by whom, at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Administrator shall determine and specify in the Equity Ownership Agreement. Subsequent to the grant of an Option, the Administrator, at any time before complete termination of such Option, (i) may accelerate the time or times at which such Option may be exercised in whole or in part, including, without limitation, upon a Change in Control, and (ii) may permit the Option (or any portion thereof) to be exercised, for all or part of the remaining Option term notwithstanding any provision of the Equity Ownership Agreement to the contrary. In particular, the Administrator may extend the exercisability of any Option following Termination of Employment or Termination of Affiliation at any time at its discretion.

(g) Termination of Employment or Affiliation. Notwithstanding subsection (f) above, with respect to an Incentive Stock Option, in the event of Termination of Employment of a Participant, the Option or portion thereof held by the Participant which is unexercised but Vested shall expire, terminate, and become unexercisable no later than the expiration of three (3) months after the date of Termination of Employment; provided, however, that in the case of a Participant whose Termination of Employment is due to death or Disability, one (1) year shall be substituted for such three (3) month period. Notwithstanding the foregoing, the Administrator may extend the exercisability of any Incentive Stock Option following Termination of Employment, but in such case, such Incentive Stock Option shall be converted to a Non-Qualified Stock Option. For purposes of this Subsection (g), Termination of Employment of the Participant shall not be deemed to have occurred if the Participant is employed by another corporation (or a parent or subsidiary corporation of such other corporation) which has assumed the Incentive Stock Option of the Participant in a transaction to which Code Section 424(a) is applicable.

(h) Special Provisions for Certain Substitute Options. Notwithstanding anything to the contrary in this Section 3.2, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) is applicable, may provide for an exercise price computed in accordance with such Code Section and the regulations thereunder, may be issued to individuals who would not otherwise be eligible for grants under Section 2.4(a) of the Plan, and may contain such other terms and conditions as the Administrator may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.

(i) Conversion of Incentive Stock Options to Non-Qualified Stock Options. In the event any part or all of an Option granted under the Plan which is intended to be an Incentive Stock Option at any time fails to satisfy all of the requirements of an Incentive Stock Option, then such Incentive Stock Option shall be split into an Incentive Stock Option and Non-Qualified Stock Option so that the portion of the Option, if any, that still qualifies as an Incentive Stock Option shall remain an Incentive Stock Option and the portion that does not qualify as an Incentive Stock Option shall become a Non-Qualified Stock Option.

      3.3     Terms and Conditions of Stock Appreciation Rights.

(a) Grant. A Stock Appreciation Right may be granted in connection with all or any portion of a previously or contemporaneously granted Award or not in connection with an Award. A Stock Appreciation Right granted in connection with an Award may be exercised only to the extent that the related Award has not been exercised, paid or otherwise settled. The exercise of a Stock Appreciation

Right granted in connection with an Award shall result in a pro rata surrender or cancellation of any related Award to the extent the Stock Appreciation Right has been exercised.

(b) Rights as a Shareholder. The holder of a Stock Appreciation Right, as such, shall have none of the rights of a shareholder.

(c) Payment. A Stock Appreciation Right shall entitle the Participant to receive the excess of (1) the Fair Market Value of a specified or determinable number of shares of Stock at the time of payment or exercise over (2) the SAR Price. The SAR Price shall be determined by the Administrator in its discretion and set forth in the Equity Ownership Agreement, provided that in the case of a Stock Appreciation Right granted in connection with an Option, the SAR Price shall be not less than the Exercise Price for the Option. Upon payment or exercise of a Stock Appreciation Right, the Company shall pay such amount to the Participant in cash or shares of Stock (valued at the aggregate Fair Market Value on the date of payment or exercise) as provided in the Equity Ownership Agreement or, in the absence of such provision, as the Administrator may determine.

(d) Conditions to Exercise or Payment. Each Stock Appreciation Right granted under the Plan shall be exercisable or payable at such time or times, or upon the occurrence of such event or events, and in such amounts, as the Administrator shall determine and specify in the Equity Ownership Agreement; provided, however, that subsequent to the grant of a Stock Appreciation Right, the Administrator, at any time before complete termination of such Stock Appreciation Right, may accelerate the time or times at which such Stock Appreciation Right may be exercised or paid in whole or in part. The Administrator may extend any Stock Appreciation Right at any time in its sole discretion.

(e) Method of Exercise. A Participant may exercise the Stock Appreciation Right by written notice to the Administrator pursuant to any procedures established by the Administrator. Unless otherwise determined by the Administrator and set forth in the Equity Ownership Agreement, the exercise of a Stock Appreciation Right may be for less than the full number of shares of Stock subject to such Stock Appreciation Right, but such exercise shall not be made for less than (i) 100 shares or (ii) the total remaining shares subject to the Stock Appreciation Right, if such total is less than 100 shares.

      3.4     Terms and Conditions of Stock Awards.

      (a) Grant. The number of shares of Stock subject to a Stock Award and restrictions or conditions on such shares, if any, shall be as the Administrator determines and sets forth in the Equity Ownership Agreement, and the certificate for such shares shall bear evidence of any restrictions or conditions. The Administrator may require a cash payment from the Participant in an amount no greater than the aggregate Fair Market Value of the shares of Stock awarded determined at the date of grant in exchange for the grant of a Stock Award or may grant a Stock Award without the requirement of a cash payment.

      (b) Lapse of Restrictions. Restrictions or conditions on such shares shall lapse, and the Stock Award shall become vested and nonforfeitable, if at all, as determined by the Administrator and set forth in the Equity Ownership Agreement. Subsequent to the date of the grant of the Stock Award, the Administrator shall have the power at any time to permit, in its discretion, an acceleration of the expiration of all or any restrictions or conditions with respect to any part or all of the shares awarded to a Participant.

SECTION 4

RESTRICTIONS ON STOCK

      4.1 Escrow of Shares. Any certificates representing the shares of Stock issued under the Plan shall be issued in the Participant’s name, but, if the Equity Ownership Agreement so provides, the shares of Stock shall be held by a custodian designated by the Administrator (the “Custodian”). Each Equity Ownership Agreement providing for transfer of shares of Stock to the Custodian shall appoint the Custodian as the attorney-in-fact for the Participant for the term specified in the Equity Ownership Agreement, with full power and authority in the Participant’s name, place and stead to transfer, assign and convey to the Company any shares of Stock held by the Custodian for such Participant, if the Participant forfeits the shares under the terms of the Equity Ownership Agreement. During the period that the Custodian holds the shares subject to this Section, the Participant shall be entitled to all rights, except as provided in the Equity Ownership Agreement, applicable to shares of Stock not so held. Any dividends declared on shares of Stock held by the Custodian shall, as the Administrator may provide in the Equity Ownership Agreement, be paid directly to the Participant or, in the alternative, be retained by the Custodian until the expiration of the term specified in the Equity Ownership Agreement and shall then be delivered, together with any proceeds, with the shares of Stock to the Participant or the Company, as applicable.

      4.2 Forfeiture of Shares. Notwithstanding any vesting schedule set forth in any Equity Ownership Agreement, to the extent permitted by applicable law, in the event that a Participant has violated a noncompetition agreement or any other employment or employment-related agreement between the Participant and the Company or its affiliates as set forth in the Equity Ownership Agreement, all Awards and shares of Stock issued to the Participant pursuant to the Plan shall be forfeited; provided, however, that the Company shall return to the Participant the lesser of any consideration paid by the Participant in exchange for Stock issued to the Participant pursuant to the Plan or the then Fair Market Value of the Stock forfeited hereunder.

      4.3 Restrictions on Transfer. The Participant shall not have the right to make or permit to exist any Disposition of the shares of Stock issued pursuant to the Plan except as provided in the Plan or the Equity Ownership Agreement. Any Disposition of the shares of Stock issued under the Plan by the Participant not made in accordance with the Plan or the Equity Ownership Agreement, including, but not limited to, any right of repurchase or right of first refusal, shall be void. The Company shall not recognize, or have the duty to recognize, any Disposition not made in accordance with the Plan and the Equity Ownership Agreement, and the shares of Stock so transferred shall continue to be bound by the Plan and the Equity Ownership Agreement.

SECTION 5

GENERAL PROVISIONS

      5.1 Withholding. The Company shall deduct from all cash distributions under the Plan any taxes required to be withheld pursuant to the requirements of any federal, state or local government. Whenever the Company proposes or is required to issue or transfer shares of Stock under the Plan or upon the vesting of any Stock Award, the Company shall have the right to require the recipient to remit to the Company an amount sufficient to satisfy any federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares or the vesting of such Stock Award (and benefits under the Plan shall be conditioned upon such payment). A Participant may pay the withholding tax in cash, or, if the Equity Ownership Agreement provides, a Participant may also elect to have the number of shares of Stock he is to receive reduced by, or with respect to a Stock Award, tender back to the Company, the smallest number of whole shares of Stock which, when multiplied by the Fair Market Value of the shares determined as of the Tax Date (defined below), is sufficient to satisfy federal, state and local withholding taxes, if any, arising from exercise or payment of an Award (a “Withholding Election”). A Participant may make a Withholding Election only if both of the following conditions are met:

(a) The Withholding Election must be made on or prior to the date on which the amount of tax required to be withheld is determined (the “Tax Date”) by executing and delivering to the Company a properly completed notice of Withholding Election as prescribed by the Administrator; and

(b) Any Withholding Election made will be irrevocable; however, the Administrator may in its sole discretion approve or give no effect to the Withholding Election.

      5.2     Changes in Capitalization; Merger; Liquidation. All adjustments the Administrator makes under this Section 5.2 shall be conclusive.

(a) The number of shares of Stock reserved for the grant of Options, Stock Appreciation Rights and Stock Awards; the number of shares of Stock issuable upon the exercise or payment, as applicable, of each outstanding Option and Stock Appreciation Right and upon vesting or grant, as applicable, of each Stock Award; the Exercise Price of each outstanding Option, the SAR Price of each outstanding Stock Appreciation Right and the specified number of shares of Stock to which each outstanding Stock Appreciation Right pertains may be proportionately adjusted by the Administrator for any increase or decrease in the number of issued shares of Stock resulting from a subdivision or combination of shares or the payment of a stock dividend in shares of Stock to holders of outstanding shares of Stock or any other increase or decrease in the number of shares of Stock outstanding effected without receipt of consideration by the Company.

(b) In the event of a merger, consolidation or other reorganization of the Company or tender offer for shares of Stock, the Administrator may make such adjustments with respect to Awards and take such other action as it deems necessary or appropriate to reflect or in anticipation of such merger, consolidation, reorganization or tender offer, including, without limitation, the substitution of new Awards, the termination or adjustment of outstanding Awards, the acceleration of Awards or the removal of restrictions on outstanding Awards. Any adjustment pursuant to this Section 5.2 may provide, in the Administrator’s discretion, for the elimination without payment therefor of any fractional shares that might otherwise become subject to any Award.

(c) The existence of the Plan and the Awards granted pursuant to the Plan shall not affect in any way the right or power of the Company to make or authorize any adjustment, reclassification, reorganization or other change in its capital or business structure, any merger or consolidation of the Company, any issue of debt or equity securities having preferences or priorities as to the Stock or the rights thereof, the dissolution or liquidation of the Company, any sale or transfer of all or any part of its business or assets, or any other corporate act or proceeding. Any issuance by the Company of stock of any class, or securities convertible into shares of stock of any class, shall not affect the Plan, and no adjustment hereunder by reason thereof shall be made, except as specifically provided otherwise in this Section.

      5.3 Cash Awards. The Administrator may, at any time and in its discretion, grant to any Participant the right to receive, at such times and in such amounts as determined by the Administrator in its discretion, a cash amount which is intended to reimburse such person for all or a portion of the federal, state and local income taxes imposed upon such person as a consequence of the receipt of the Award or the exercise of rights thereunder.

      5.4 Compliance with Code. All Incentive Stock Options to be granted hereunder are intended to comply with Code Sections 421, 422 and 424, and all provisions of the Plan and all Incentive Stock Options granted hereunder shall be construed in such manner as to effectuate that intent.

      5.5 Right to Terminate Employment or Affiliation. Nothing in the Plan or in any Award shall confer upon any Participant the right to continue as an employee, director, officer, advisor, or consultant of the Company or any of its affiliates or affect the right of the Company or any of its affiliates to terminate the Participant’s employment or affiliation at any time.

      5.6 Restrictions on Delivery and Sale of Shares; Legends. Each Award is subject to the condition that if at any time the Administrator, in its discretion, shall determine that the listing, registration or qualification of the shares covered by such Award upon any securities exchange or NASDAQ or under any state or federal law is necessary or desirable as a condition of or in connection with the granting of such Award or the purchase or delivery of shares thereunder, the delivery of any or all shares pursuant to such Award may be withheld unless and until such listing, registration or qualification shall have been effected. If a registration statement is not in effect under the Securities Act or any applicable state securities laws with respect to the shares of Stock purchasable or otherwise deliverable under Awards then outstanding, the Administrator may require, as a condition of exercise of any Option or as a condition to any other delivery of Stock pursuant to an Award, that the Participant or other recipient of an Award represent, in writing, that the shares received pursuant to the Award are being acquired for investment and not with a view to distribution and agree that shares will not be disposed of except pursuant to an effective registration statement, unless the Company shall have received an opinion of counsel that such disposition is exempt from such requirement under the Securities Act and any applicable state securities laws. The Company may include on certificates representing shares delivered pursuant to an Award such legends referring to the foregoing representations or restrictions or any other applicable restrictions on resale as the Company, in its discretion, shall deem appropriate.

      5.7 Non-Alienation of Benefits. Other than as specifically provided with regard to the death of a Participant, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; and any attempt to do so shall be void. No such benefit shall, prior to receipt by the Participant, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

      5.8 Termination and Amendment of the Plan. The Board at any time may amend or terminate the Plan; provided, however, such action must be approved by the shareholders of the Company if such approval is necessary with respect to tax, securities or other applicable laws or the applicable rules or regulations of any stock exchange or NASDAQ. No such termination or amendment shall, without the consent of the holder of an existing Award as evidenced in a writing signed by the Participant and the Administrator, adversely affect the rights of the Participant under such Award. The Plan shall automatically terminate upon the earlier of (i) 10 years from the effective date of the Plan as provided in Section 5.11 or (ii) when all of the Maximum Plan Shares have been issued under the Plan. Upon termination of the Plan, its provisions shall remain in effect as long as any Awards are outstanding with respect to such outstanding Awards.

      5.9 Shareholder Approval. The Plan shall be submitted to the shareholders of the Company for their approval within twelve (12) months of the adoption of the Plan by the Board.

      5.10 Choice of Law. The laws of the State of Georgia shall govern the Plan, to the extent not preempted by federal law.

      5.11 Effective Date of Plan. The Plan shall be adopted effective as of the date it is approved by the shareholders of the Company as provided in Section 5.9 above.

      5.12 Headings. The headings in this Plan are for convenience of reference. Headings are not a part of the Plan and shall not be considered in the construction hereof.

      5.13 Legal References. Except as explicitly provided herein, any reference in this Plan to a provision of law which is later revised, modified, amended, finalized or redesignated, shall automatically be considered a reference to such revised, modified, amended, finalized or redesignated provision of law.

      5.14 Notices. All notices or other communications by a Participant to the Administrator pursuant to or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Administrator at the location, or by the person, designated by the Administrator for the receipt thereof.

ATHEROGENICS, INC	Attest:

By: Name: Russell M. Medford, M.D., Ph.D. President and Chief Executive Officer	By: Name: Mark P. Colonnese Secretary

[CORPORATE SEAL]

REVOCABLE PROXY

ATHEROGENICS, INC.

PROXY
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD APRIL 28, 2004
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints Russell M. Medford and Mark P. Colonnese, and each or any of them, proxies of the undersigned (“Proxy Representatives”), with full power of substitution, to vote all of the shares of AtheroGenics, Inc., a Georgia corporation, which the undersigned may be entitled to vote at the Annual Meeting to be held at the Grand Hyatt Atlanta, 3300 Peachtree Road, Atlanta, Georgia 30305, on Wednesday, April 28, 2004, at 9:00 a.m. (Eastern Time) or at any adjournment or postponement thereof, as shown on the voting side of this card.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

ANNUAL MEETING OF SHAREHOLDERS OF
ATHEROGENICS, INC.

April 28, 2004

PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.
                  - OR -
INTERNET – Access www.voteproxy.com and follow the on-screen instructions. Have your control number available when you access the web page.	COMPANY NUMBER ACCOUNT NUMBER CONTROL NUMBER

Please detach and mail in the envelope provided IF you are not voting via the internet.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR”
PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: [x]

				FOR ALL
			WITHHOLD	EXCEPT
		FOR	AUTHORITY	(See
		ALL	FOR ALL	instructions
		NOMINEES	NOMINEES	below)			FOR	AGAINST	ABSTAIN
1.	Proposal to elect three Class I directors to serve until the 2007 Annual Meeting of Shareholders	☐	☐	☐	2.	A proposal to ratify the appointment of Ernst & Young LLP as independent auditors of AtheroGenics for the fiscal year ending December 31, 2004.	☐	☐	☐
							FOR	AGAINST	ABSTAIN
	NOMINEES o David Bearman o Vaughn D. Bryson o T. Forcht Dagi				3.	A proposal to consider and approve the AtheroGenics, Inc. 2004 Equity Ownership Plan.	☐	☐	☐

	INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●				4.	In their discretion, the Proxy Representatives are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

To change the address on your account, please check the box to the right and indicate your new address in the address space above. Please note that changes to registered name(s) on the account may not be submitted via this method.					☐	THIS PROXY WILL BE VOTED AS SPECIFIED. IF A CHOICE IS NOT SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR CLASS I DIRECTORS AND FOR PROPOSALS 2 AND 3.

Signature:	Date:	Signature:	Date:

NOTE:	This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.